Exhibit 4.14

Dated  1 July  2013

STAR BULK CARRIERS CORP.
as Borrower

and

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
as Lenders

and

COMMERZBANK AG
as Agent and as Security Trustee

and

COMMERZBANK AG
as Swap Bank

LOAN AGREEMENT

relating to a term loan facility of up to US$85,490,000
to finance in full certain existing indebtedness secured on
m.v.'s "STAR AURORA", "STAR DELTA", "STAR EPSILON",
"STAR GAMMA", "STAR THETA" and "STAR ZETA"

Watson, Farley & Williams

Index

Clause		Page

1	Interpretation	1
2	Facility	18
3	Position of the Lenders, the Swap Bank and the Majority Lenders	18
4	Drawdown	20
5	Interest	21
6	Interest Periods	23
7	Default Interest	23
8	Repayment and Prepayment	24
9	Conditions Precedent	30
10	Representations and Warranties	30
11	General Undertakings	33
12	Corporate Undertakings	37
13	Insurance	40
14	Ship Covenants	46
15	Security Cover	50
16	Payments and Calculations	51
17	Application of Receipts	53
18	Application of Earnings	54
19	Events of Default	55
20	Fees and Expenses	60
21	Indemnities	61
22	No Set-off or Tax Deduction	63
23	Illegality, etc	64
24	Increased Costs	65
25	Set-off	66
26	Transfers and Changes in Lending Offices	67
27	Variations and Waivers	72
28	Notices	73
29	Supplemental	75
30	Law and Jurisdiction	76

THIS LOAN AGREEMENT is made on 1 July 2013

BETWEEN:

(1)
STAR BULK CARRIERS CORP., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH 96960 as Borrower;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	COMMERZBANK AG acting through its office at DomstraRe 18, D-20095 Hamburg, Germany, as Agent;

(4)	COMMERZBANK AG acting through its office at DomstraRe 18, D-20095 Hamburg, Germany, as Security Trustee; and

(5)	COMMERZBANK AG acting through its office at Kaiserstrasse 16, 60621 Frankfurt am Main, Germany, as Swap Bank.

WHEREAS:

(A)
The Lenders have agreed to make available to the Borrower a term loan facility in an amount of US$85,490,000 in two advances for the purpose of refinancing in full certain existing indebtedness secured on m.v.s "STAR AURORA", "STAR DELTA", "STAR EPSILON", "STAR GAMMA", "STAR THETA" and "STAR ZETA".

(B)
The Swap Bank has agreed to enter into interest rate swap transactions with the Borrower from time to time to hedge, at the Borrower's request, the Borrower's exposure under this Agreement to interest rate fluctuations.

(C)	The Lenders and the Swap Bank have agreed to share pari passu in the security to be granted to the Security Trustee pursuant to this Agreement.

IT IS AGREED as follows:

1                     INTERPRETATION

1.1                  Definitions

Subject to Clause 1.5 in this Agreement:

"Account" means each of the Earnings Accounts and the Cash Collateral Account and, in the plural, means all of them;

"Accounting Information" means the annual audited consolidated accounts or, as the case may be, the semi-annual unaudited consolidated accounts to be provided by the Borrower to the Agent in accordance with Clause 11.6(a) and 11.6(b), respectively;

"Account Pledge" means, in respect of each Account, a pledge agreement creating security in respect of that Account in the Agreed Form and, in the plural, means all of them;

"Advance" means:

(a)	in the case of the Existing Loan Agreement A, an amount equal to $69,185,800 ("Advance A"); and

(b)	in the case of the Existing Loan Agreement B, an amount equal to $16,304,200 ("Advance B"),

to refinance, in each case, the Existing Loan relevant to that Existing Loan Agreement;

"Affected Lender" has the meaning given in Clause 5.5;

"Agency and Trust Deed" means the agency and trust deed executed or to be executed between the Borrower, the Lenders, the Agent, the Swap Bank and the Security Trustee in such form as the Lenders may approve or require;

"Agent" means Commerzbank AG and any of its successors including, without limitation, any successor appointed under clause 5 of the Agency and Trust Deed;

"Approved Flag" means the Marshall Islands flag or such other flag as the Agent may, acting upon the instructions of the Majority Lenders, approve as the flag on which a Ship is or, as the case may be, shall be registered;

"Approved Flag State" means the Republic of Marshall Islands, or any other country in which the Agent, may, acting upon the instructions of the Majority Lenders, approve that a Ship is or, as the case may be, shall be registered;

"Approved Manager" means:

(a)
in relation to the commercial management of each Ship, Star Bulk Management Inc. ("SBM"), a corporation incorporated in the Republic of Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH 96960; and

(b)	in relation to the technical management of each Ship, Starbulk S.A. ("Starbulk"), a corporation incorporated in Liberia having its registered office at 80 Broad Street, Monrovia, Liberia,

each maintaining an office (in accordance with Greek law 89) at 40 Agiou Konstantinou 151 24 Marousi, Athens, Greece or any other company which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the commercial and/or technical manager of a Ship and, in the plural, means both of them;

"Availability Period" means, in relation to the Loan, the period commencing on the date of this Agreement and ending on:

(a)	31 March 2013 (or such later date as the Agent may, with the authorisation of all the Lenders, agree with the Borrower); or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;

"Balloon Instalment" has the meaning given to it in Clause 8.1(b)(ii);

"Book Equity" means, at any relevant time, the aggregate of the amounts paid-up or credited as paid-upon of the issued capital stock of the Borrower and the other members of the Group and any additional paid-in capital of the Borrower and the other members of the Group and the amount of consolidated capital and revenue reserves of the Borrower and the other members of the Group (including any share premium account, capital redemption reserve fund, revaluation reserve and any credit balance on any retained earnings account(s) of any member of the Group) and other stockholders' equity determined in accordance with GAAP all as shown by the latest consolidated accounts of the Group delivered under this Agreement but after:

(a)	deducting any debit balance on such retained earnings account(s);

(b)	deducting any amount shown in such combined balance sheet in respect of goodwill (including goodwill arising on consolidation) and other intangible assets;

(c)
excluding any amounts set aside for taxation as at the date of such balance sheet and making such adjustments as may be appropriate in respect of any significant additional taxation expected to result from transactions carried out by any member of the Group after such date and not reflected in that balance sheet;

"Borrower" means Star Bulk Carriers Corp., a corporation incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960;

"Business Day" means a day on which banks are open in London, Hamburg, Athens and Piraeus and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

"Cash Collateral Account" means an account opened or to be opened in the name of the Borrower with the Agent designated "Star Bulk Carriers Corp. - Cash Collateral Account", or any other account (with that or another office of the Agent) which is designated by the Agent as the Cash Collateral Account for the purposes of the Loan Agreement;

"Charterparty" means, in relation to a Ship, the Initial Charterparty or the Future Charterparty and, in the plural, means all of them;

"Charterparty Assignment" means, in relation to each Ship, the first priority assignment of the rights of the Owner of that Ship under each Initial Charterparty or, as the case may be, any Future Charterparty executed or, as the context may require, to be executed by the relevant Owner in favour of the Security Trustee, in each case, in such form as the Lenders may approve or require and, in the plural, means all of them;

"Commitment" means, in relation to a Lender, the amount set opposite its name in the third column of Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and "Total Commitments" means the aggregate of the Commitments of all the Lenders);

"Compliance Certificate" means a certificate in the form set out in Schedule 6 (or in any other form which the Agent, acting with the authorisation of all the Lenders, approves or requires);

"Contractual Currency" has the meaning given in Clause 21.5;

"Confirmation" and "Early Termination Date" in relation to any continuing Designated Transaction, have the meanings given in the Master Agreement;

"Contribution" means, in relation to a Lender, the part of the Loan which is owing to that Lender;

"Creditor Party" means the Agent, the Security Trustee, the Swap Bank or any Lender, whether as at the date of this Agreement or at any later time;

"Defaulting Party" has the meaning given to in the Master Agreement;

"Designated Transaction" means a Transaction which fulfils the following requirements:

(a)	it is entered into by the Borrower pursuant to the Master Agreement with the Swap Bank; and

(b)
its purpose is the hedging of the Borrower's exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date;

"Dollars" and "$" means the lawful currency for the time being of the United States of America;

"Drawdown Date" means, in respect of an Advance, the date requested by the Borrower for that Advance to be borrowed, or (as the context requires) the date on which that Advance is actually borrowed;

"Drawdown Notice" means a notice in the form set out in Schedule 3 (or in any other form which the Agent approves or reasonably requires);

"Earnings" means, in relation to each Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner thereof or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)
all freight, hire and passage moneys, compensation payable to the relevant Owner or the Security Trustee in the event of requisition of that Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and

(c)
if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

"Earnings Account" means, in relation to each Ship, an account in the name of the Owner of that Ship with the Agent designated "[name of Owner] - Earnings Account", or any other account (with that or another office of the Agent) which is designated by the Agent as the Earnings Account for that Ship for the purposes of this Agreement and, in the plural, means all of them;

"EBITDA" means, as at the date of calculation or, as the case may be, for any accounting period, the consolidated net income of the Group for that accounting period:

(a)	plus, to the extent deducted in computing consolidated net income of the Group for that accounting period, the sum, without duplication, of:

(i)	all federal, state, local and foreign taxes and tax distributions;

(ii)	Net Interest Expenses; and

(iii)
depreciation, depletion, amortisation of intangibles and other non-cash charges or non-cash losses (including non-cash transaction expenses, the amortisation of debt discounts and non-cash loss on sale or cancellation of vessels) and any extraordinary losses not incurred in the ordinary course of business;

(b)
minus, to the extent added in computing consolidated net income of the Group for that accounting period, any non-cash income or non-cash gains (including any non-cash gain on sale or cancellation of vessels) and any extraordinary gains not incurred in the ordinary course of business, all determined on a consolidated basis in accordance with GAAP and as shown in the consolidated statements of income for the Group in the Accounting Information;

"Environmental Claim" means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

"Environmental Incident" means, in relation to each Ship:

(a)	any release of Environmentally Sensitive Material from that Ship; or

(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than that Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or that Ship or the Owner thereof and/or any operator or manager is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from that Ship and in connection with which that Ship is actually or potentially liable to be arrested and/or where the Owner thereof and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

"Environmental Law" means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

"Event of Default" means any of the events or circumstances described in Clause 19.1; "Existing Loan" means:

(a)	in respect of the Existing Loan Agreement A, an amount equal to $69,185,800 ("Existing Loan A"); and

(b)	in respect of the Existing Loan Agreement B, an amount equal to $16,304,200 ("Existing Loan B" and, together with Existing Loan A, the "Existing Loans" and each an "Existing Loan"),

representing, in each case, the principal amount for the time being outstanding under that Existing Loan Agreement;

"Existing Loan Agreement" means each of:

(a)
the loan agreement dated 27 December 2007 (as amended and supplemented by supplemental agreements dated 10 June 2009 and 27 January 2010, the "Existing Loan Agreement A") made between (1) the Borrower as borrower, (ii) the banks and financial institutions listed in Schedule 1 thereto as lenders (the "Existing Lenders A") and (iii) Commerzbank AG as agent and security trustee pursuant to which the Existing Lenders A made available to the Borrower a loan facility of (originally) $120,000,000; and

(b)
the loan agreement dated 3 September 2010 (the "Existing Loan Agreement B") made between (i) the Borrower as borrower, (ii) the banks and financial institutions listed in Schedule 1 thereto as lenders (the "Existing Lenders B") and (iii) Commerzbank AG as agent and security trustee pursuant to which the Existing Lenders B made available to the Borrower a loan facility of (originally) $26,000,000 (the "Existing Loan Agreement B"), and, in the plural, means both of them;

"Finance Documents" means:

(a)	this Agreement;

(b)	the Master Agreement;

(c)	the Master Agreement Assignment;

(d)	the Agency and Trust Deed;

(e)	the Guarantees;

(f)	the Mortgages;

(g)	the General Assignments;

(h)	the Account Pledges;

(I)	the Charterparty Assignments;

(j)	the Shares Pledges;

(k)	the Management Agreement Assignments;

(I)	the Manager's Undertakings; and

(m)
any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, any Security Party or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the documents referred to in this definition;

"Financial Indebtedness" means, in relation to a person (the "debtor"), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)
under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

"Financial Year" means, in relation to the Borrower, each Owner and the Group, each period of 1 year commencing on 1 January in respect of which its consolidated accounts are or ought to be prepared;

"Fleet Vessels" means, together, all of the vessels (including, but not limited to, the Ships) from time to time owned by members of the Group;

"Future Charterparty" means, in relation to each Ship, any time charterparty, consecutive voyage charter or contract of affreightment in respect of such Ship (other than any Initial Charterparty) of a duration (or capable of being or exceeding a duration) of 12 months or more and any guarantee of such charter or other contract of employment in respect of such Ship to be entered into by the Owner of such Ship and a charterer approved by the Agent in form and substance satisfactory to the Agent (in each case, acting upon the instructions of the Majority Lenders);

"GAAP" means generally accepted accounting principles as from time to time in effect in the United States of America;

"General Assignment" means, in relation to each Ship, the first priority general assignment of the Earnings, the Insurances and any Requisition Compensation of that Ship in such form as the Lenders may approve or require and, in plural means all of them;

"Group" means the Borrower and its subsidiaries (whether direct or indirect and including, but not limited to, the Owners) from time to time during the Security Period and "member of the Group" shall be construed accordingly;

"Guarantee" means, in relation to each Owner, the guarantee executed or to be executed by that Owner in favour of the Security Trustee guaranteeing the obligations of the Borrower under this Agreement and the other Finance Documents in such form as the Lenders shall approve or require and, in the plural, means all of them;

"IACS" means the International Association of Classification Societies;

"Initial Charterparty" means, in relation to each Ship, the time charterparty in relation to that Ship as more particularly described in Schedule 2 to be in form and substance satisfactory to the Agent (acting upon the instructions of the Majority Lenders) and, in the plural, means all of them;

"Instalments" has the meaning given in Clause 8.1(b)(i); "Insurances" means, in relation to each Ship:

(a)
all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, which are effected in respect of the Ship, her Earnings or otherwise in relation to her; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

"Interest Period" means a period determined in accordance with Clause 5;

"ISM Code" means, in relation to its application to each Owner, its Ship and its operation:

(a)
'The International Management Code for the Safe Operation of Ships and for Pollution Prevention', currently known or referred to as the 'ISM Code', adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)
all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the 'Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations' produced by the International Maritime Organisations pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;

"ISM Code Documentation" includes, in relation to each Ship:

(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to that Ship within the periods specified by the ISM Code; and

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Agent may require; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain the Ship's or the compliance of its Owner with the ISM Code which the Agent may require;

"ISM SMS" means, in relation to each Ship, the safety management system for that Ship which is required to be developed, implemented and maintained under the ISM Code;

"ISPS Code" means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organisation ("IMO") now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SO LAS) 1974 (as amended) and the mandatory ISPS Code as adopted by a Diplomatic Conference of the IMO on Maritime Security in December 2002 and includes any amendments or extensions to it and any regulation issued pursuant to it but shall only apply insofar as it is applicable law in the relevant Ship's flag state and any jurisdiction on which such Ship is operated;

"ISPS Code Documentation" includes:

(a)	the International Ship Security Certificate issued pursuant to the ISPS Code in relation to each Ship within the period specified in the ISPS Code; and

(a)	all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Agent may require;

"ISSC" means a valid and current International Ship Security Certificate issued under the ISPS Code;

"Lender" means, subject to Clause 26.6:

(a)
a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Borrower under Clause 26.14) unless it has delivered a Transfer Certificate or Certificates covering the entire amounts of its Commitment and its Contribution; and

(b)	the holder for the time being of a Transfer Certificate;

"LIBOR" means, for an Interest Period:

(a)
the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on REUTERS BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period (and, for the purposes of this Agreement, "REUTERS BBA Page LIBOR 01" means the display designated as "REUTERS BBA Page LIBOR 01" on the Reuters Money News Services or such other page as may replace REUTERS BBA Page LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers' Association for the purpose of displaying British Bankers' Association Interest Settlement Rates for Dollars); or

(b)
if no rate is quoted on REUTERS BBA Page LIBOR 01, the rate per annum determined by the Agent to be the arithmetic mean of the rates per annum notified to the Agent by each Lender to be the rate per annum at which deposits in Dollars are offered to that Lender by leading banks in the London Interbank Market at that Lender's request of or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it and, if any such rate will be below zero, LIBOR will be deemed to be zero;

"Liquid Funds" means, in respect of the relevant period, the aggregate of:

(a)	cash in hand or held with banks or other financial institutions of at least investment grade rating which is free of any Security Interest; and

(b)	any undrawn amounts under loan or credit facilities which are freely available by an investment grade financial institution;

"Loan" means the principal amount for the time being outstanding under this Agreement;

"Major Casualty" means, in relation to each Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $250,000 or the equivalent in any other currency;

"Majority Lenders" means:

(a)	before the Loan has been advanced, Lenders whose Commitments total at least 66 2/3 per cent. of the Total Commitments; and

(b)	after the Loan has been advanced, Lenders whose Contributions total 66 2/3 per cent. of the Loan;

"Management Agreement" means, in relation to each Ship:

(a)	an agreement made or to be made between the Owner of that Ship and SBM in respect of the commercial management of that Ship; and

(b)	an agreement made or to be made between SBM and Starbulk in respect of the technical management of that Ship,

each to be in form and substance in every respect satisfactory to the Agent (acting upon the instructions of the Majority Lenders) and, in the plural, means all of them;

"Management Agreement Assignment" means, in respect of a Ship, the first priority assignment of the rights and interests of the relevant Owner under each Management Agreement, in respect of that Ship each in such form as the Lenders may approve or require and, in the plural, means all of them;

"Manager's Undertaking" means, in relation to each Ship, a letter of undertaking executed or to be executed by each Approved Manager in favour of the Security Trustee in such form as the Lenders may approve or require agreeing certain matters in relation to the commercial or, as the case may be, technical management of that Ship and subordinating the rights of that Approved Manager against the Ship and the Owner thereof to the rights of the Creditor Parties under (inter alia) the Finance Documents and, in the plural, means all of them;

"Margin" means:

(a)	during the Waiver Period B, 3.00 per cent. per annum; and

(b)	at all other times:

(i)	in the case of Advance A, 1.75 per cent. per annum; and

(ii)	in the case of Advance B, 2.60 per cent. per annum;

"Market Value" means, in relation to each Ship and each Fleet Vessel, the market value thereof calculated in accordance with Clause 15.3;

"Market Value Adjusted Equity" means, at any relevant time, the Book Equity after:

(a)
deducting (so far as not otherwise excluded as attributable to minority interests) a sum equal to the aggregate of the amount by which the book value of any Fleet Vessels on a consolidated basis exceeds the Market Value of such Fleet Vessels; or

(b)
adding (so far as not otherwise excluded as attributable to minority interests) a sum equal to the amount by which the Market Value of the Fleet Vessels determined in accordance with Clause 15.4 exceeds the book value of such Fleet Vessels;

"Market Value Adjusted Equity Ratio" means the Market Value Adjusted Equity expressed as a percentage of the Total Assets;

"Master Agreement" means the master agreement (on the 1992 or, at the option of the Lenders, 2002 ISDA (Multicurrency-Crossborder) form) entered or, as the context may require, to be entered into between the Borrower and the Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the master agreement;

"Master Agreement Assignment" means the assignment of the Master Agreement executed or, as the context may require, to be executed by the Borrower in favour of the Security Trustee in such form as the Lenders may approve or require;

"Minimum Interest Coverage Ratio" means, as at the date of calculation or an account period, the ratio of (a) EBITDA for the most recent financial period of the Group ending on that date of calculation to (b) the Net Interest Expenses for that financial period (calculated on a trailing 12-months basis);

"Mortgage' means, in relation to each Ship, a first priority or, as the case may be, preferred mortgage on such Ship under the relevant Approved Flag, each in such form as the Lenders may approve or require and, in plural, means all of them;

"Mortgaged Ship" means a Ship which is subject to a Mortgage at any relevant time and, in the plural, means all of them;

"Negotiation Period" has the meaning given in Clause 5.8;

"Net Interest Expenses" means, as at the date of calculation or, as the case may be, for any accounting period, the aggregate of all interest, commitment and other fees, commissions, discounts and other costs, charges or expenses accruing due from all the members of the Group during that accounting period less interest income received, determined on a consolidated basis in accordance with GAAP and as shown in the consolidated statements of income for the Group in the Accounting Information;

"Notifying Lender" has the meaning given in Clause 23.1 or 24.1 as the context requires;

"Owners" means, together, Star A, Star D, Star E, Star G, Star T and Star Z and, in the singular, means any of them;

"Payment Currency" has the meaning given in Clause 21.5; "Permitted Security Interests" means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid crew's wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)
liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant Owner in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(h);

(f)
any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the relevant Owner is prosecuting or defending such action in good faith by appropriate steps; and

(g)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

"Pertinent Jurisdiction", in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company's central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)
a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)
a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

"Potential Event of Default" means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

"Prepayment Notice" has the meaning given in Clause 8.5(b);

"Quotation Date" means, in relation to any Interest Period (or any other period) for which an interest rate is to be determined under any provision of a Finance Document) the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

"Reduced Instalments" means:

(a)	in the case of Advance A, the first to seventh Instalments A (inclusive); and

(b)	in the case of Advance B, the first to seventh Instalments B (inclusive), and, in the plural, means all of them;

"Relevant Percentage" has the meaning given in Clause 15.1;

"Relevant Person" has the meaning given in Clause 19.9;

"Repayment Date" means a date on which a repayment is required to be made under Clause 8;

"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss";

"Secured Liabilities" means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or by virtue of the Finance Documents or any judgment relating to the Finance Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

"Security Cover Ratio" means, at any relevant time, the aggregate of (i) the aggregate of the Market Value of the Mortgaged Ships and (ii) the net realisable value of any additional security provided at that time under Clause 15 expressed as a percentage of the aggregate of (i) the Loan and (ii) any Swap Exposure at that time;

"Security Interest" means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the rights of the plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and

(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

"Security Party" means each Owner, each Approved Manager and any other person (except a Creditor Party or a party which is not a member of the Group or is not controlled (either directly or indirectly) by the Borrower) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the final paragraph of the definition of "Finance Documents";

"Security Period" means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties and the Lenders that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 20, 21 or 22 below or any other provision of this Agreement or another Finance Document; and

(d)
the Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

"Security Trustee" means Commerzbank AG and any of its successors including, without limitation, any successor appointed under clause 5 of the Agency and Trust Deed;

"Shares Purchase Agreement" means the agreement dated                    2013 and entered into between the backstop providers as buyers and the Borrower in respect of the acquisition of certain new shares in the Borrower;

"Shares Pledge" means, in relation to each Owner, a first priority pledge of the limited liability company interests in that Owner executed or, as the context may require, to be executed by the Borrower, as shareholder, in favour of the Security Trustee, each to be in such form as the Lenders may approve or require and, in the plural, means all of them;

"Ships" means, together, 'STAR AURORA", "STAR DELTA", "STAR GAMMA", "STAR EPSILON", "STAR ZETA" and "STAR THETA" and, in the singular, means any of them;

"Star A" means Star Aurora LLC, a limited liability company formed in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960;

"STAR AURORA" means the 2000-built Capesize bulk carrier of 171,199 metric tons deadweight currently registered in the ownership of Star A under an Approved Flag with the name "STAR AURORA";

"Star D" means Star Delta LLC, a limited liability company formed in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960;

"STAR DELTA" means the 2000-built Supramax bulk carrier of 52,434 metric deadweight tons registered in the ownership of Star D under the Marshall Islands flag with the name "STAR DELTA";

"Star E" means Star Epsilon LLC, a limited liability company formed in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960;

"STAR EPSILON" means the 2001-built Supramax bulk carrier of 52,434 deadweight tons registered in the name of Star E under the Marshall Islands flag with the name "STAR EPSILON";

"Star G" means Star Gamma LLC, a limited liability company formed in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960;

"STAR GAMMA" means the 2002-built Supramax bulk carrier of 52,500 metric deadweight tons registered in the ownership of Star G under the Marshall Islands flag with the name "STAR GAMMA";

"Star T" means Star Theta LLC, a limited liability company formed in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960;

"STAR THETA" means the 2003-built Supramax bulk carrier of 52,500 metric deadweight tons registered in the ownership of Star T under the Marshall Islands flag with the name "STAR THETA";

"Star Z" means Star Zeta LLC, a limited liability company formed in the Republic of Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960;

"STAR ZETA" means the 2003-built Supramax bulk carrier of 52,994 metric deadweight tons registered in the ownership of Star Z under the Marshall Islands flag with the name "STAR ZETA";

"Swap Bank" means Commerzbank AG acting through its office at Kaiserstrasse 16, 60621 Frankfurt Am Main, Germany;

"Swap Exposure" means, as at any relevant date, the amount certified by the Swap Bank to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Bank under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrower and the Swap Bank with the Borrower being the Defaulting Party;

"Total Assets" means, at any relevant time, the aggregate of (i) the aggregate Market Value of the Fleet Vessels, (ii) the value on a consolidated basis of all other tangible fixed assets of the Group (less depreciation computed in accordance with GAAP and (iii) the aggregate amount of cash and cash equivalents and receivables due to any member of the Group by a person who is not a member of the Group, including any Liquid Funds;

"Total Loss" means in relation to each Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)
any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than her proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension;

(c)	any condemnation of that Ship by any tribunal or by any person or person claiming to be a tribunal;

(d)	any arrest, capture, seizure or detention of that Ship (including any hijacking or theft) unless she is within 30 days redelivered to the full control the relevant Owner;

"Total Loss Date" means:

(a)	in the case of an actual loss of a Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of a Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the relevant Owner, with that Ship's insurers in which the insurers agree to treat that Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

"Transaction" has the meaning given in the Master Agreement;

"Transfer Certificate" has the meaning given in Clause 26.2;

"Trust Property" has the meaning given in clause 3.1 of the Agency and Trust Deed; "Waiver Period A" means the period 1 January 2013 to 31 December 2013 (inclusive);

"Waiver Period B" means the period 1 January 2013 to the date, falling not earlier than the first day following the end of Waiver Period C, on which the Agent is satisfied that all of the following have occurred:

(a)	the Balloon Instalment A is reduced to $25,700,000;

(b)	the Balloon Instalment B is reduced to $3,200,000;

(c)	no Event of Default being in existence at the relevant time; and

"Waiver Period C" means the period 1 January 2013 to 31 December 2014 (inclusive).

1.2                 Construction of certain terms

In this Agreement:

"approved" means, for the purposes of Clause 13, approved in writing by the Agent;

"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

"company" includes any partnership, joint venture and unincorporated association;

"consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained;

"document" includes a deed; also a letter, fax or telex;

"excess risks" means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of any Ship in consequence of her insured value being less than the value at which that Ship is assessed for the purpose of such claims;

"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

"law" includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

"months" shall be construed in accordance with Clause 1.3;

"obligatory insurances" means all insurances effected, or which the Borrower is obliged to effect, under Clause 13 below or any other provision of this Agreement or another Finance Document;

"parent company" has the meaning given in Clause 1.4;

"person" includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

"policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

"protection and indemnity risks" means the usual risks covered by a protection and indemnity association managed in London or a protection and indemnity association which is a member of the IGA, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the

International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

"regulation" includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

"subsidiary" has the meaning given in Clause 1.4;

"successor" includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person's rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

"tax" includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

"war risks" means the war risks policy in respect of a Ship which shall be approved by the Lender not later than 7 days prior to the Drawdown Date or any other war risks policy which shall include the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03) or clause 24 of the Institute Time Clauses (Hulls)(1/11/1995) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83) unless otherwise approved.

1.3                 Meaning of "month"

A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but:

(a)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and "month" and "monthly" shall be construed accordingly.

1.4                 Meaning of "subsidiary"

A company (S) is a subsidiary of another company (P) if:

(a)
a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attached to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5                 General Interpretation

(a)	In this Agreement:

(i)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(ii)	references to, or to a provision of, any law include any amendment, extension, reenactment or replacement, whether made before the date of this Agreement or otherwise; and

(iii)	words denoting the singular number shall include the plural and vice versa.

(b)	Clauses 1.1 to 1.4 and paragraph (a) of this Clause 1.5 apply unless the contrary intention appears.

(c)
References in Clause 1.1 to a document being in a particular form include references to that form with any modifications to that form which the Agent (with the authorisation of the Majority Lenders in the case of substantial modifications) approves or reasonably requires.

(d)	The clause headings shall not affect the interpretation of this Agreement.

2                     FACILITY

2.1                 Amount of facility

Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrower a term loan facility of $85,490,000 in two Advances.

2.2                 Lenders' participations in an Advance

Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.

2.3                 Purpose of Advance

The Borrower undertakes with each Creditor Party to use each Advance only for the purpose stated in the preamble to this Agreement.

3                     POSITION OF THE LENDERS, THE SWAP BANK AND THE MAJORITY LENDERS

3.1                 Interests of Lenders and Swap Bank several

The rights of the Lenders and the Swap Bank under this Agreement and the Master Agreement are several; accordingly (a) each Lender shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement and (b) the Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrower to it under the Master Agreement without joining the Agent, the Security Trustee or any other Lender or the Swap Bank as additional parties in the proceedings.

3.2                 Proceedings by individual Lender or Swap Bank

However, without the prior consent of the Majority Lenders, neither a Lender nor a Swap Bank may bring proceedings in respect of:

(a)	any other liability or obligation of the Borrower or a Security Party under or connected with a Finance Document or the Master Agreement; or

(b)	any misrepresentation or breach of warranty by the Borrower or a Security Party in or connected with a Finance Document or the Master Agreement.

3.3                 Obligations several

The obligations of the Lenders under this Agreement and of the Swap Bank under the Master Agreement are several; and a failure of a Lender to perform its obligations under this Agreement or of the Swap Bank to perform its obligations under the Master Agreement shall not result in:

(a)	the obligations of the other Lenders being increased; nor

(b)	the Borrower, any Security Party or any other Creditor Party being discharged (in whole or in part) from its obligations under any Finance Document;

and in no circumstances shall a Lender have any responsibility for a failure of another Lender or the Swap Bank to perform its obligations under this Agreement and the Master Agreement.

3.4                 Parties bound by certain actions of Majority Lenders

Every Lender, the Swap Bank, the Borrower and each Security Party shall be bound by:

(a)	any determination made, or action taken, by the Majority Lenders under any provision of a Finance Document (other than the Master Agreement);

(b)	any instruction or authorisation given by the Majority Lenders to the Agent or the Security Trustee under or in connection with any Finance Document (other than the Master Agreement); and

(c)	any action taken (or in good faith purportedly taken) by the Agent or the Security Trustee in accordance with such an instruction or authorisation.

3.5                 Reliance on action of Agent

However, the Borrower and each Security Party:

(a)
shall be entitled to assume that the Majority Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document (other than the Master Agreement), is required in relation to any action which the Agent has taken or is about to take; and

(b)	shall not be entitled to require any evidence that such an instruction or authorisation has been given.

3.6                 Construction

In Clauses 3.4 and 3.5 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.

4                     DRAWDOWN

4.1                 Request for an Advance to be borrowed

Subject to the following conditions, the Borrower may request an Advance to be borrowed by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (Hamburg time) 3 Business Days prior to the intended Drawdown Date.

4.2                 Availability

The conditions referred to in Clause 4.1 are that:

(a)	each Drawdown Date has to be a Business Day during the Availability Period; and

(b)	the amount of:

(i)	Advance A shall be $69,185,800 and shall be used to refinance in full the Existing Loan A; and

(ii)	Advance B shall be $16,304,200 and shall be used to refinance in full the Existing Loan B,

Provided always that the aggregate amount of the Advances shall not exceed the Total Commitments.

4.3                 Notification to Lenders of receipt of a Drawdown Notice

The Agent shall promptly notify the Lenders that it has received each Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Advance applicable to that Drawdown Notice and the relevant Drawdown Date;

(b)	the amount of that Lender's participation in that Advance; and

(c)	the duration of the first Interest Period applicable to that Advance.

4.4                 Drawdown Notice irrevocable

Each Drawdown Notice must be signed by an authorised signatory or a director of the Borrower; and once served, it cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5                 Lenders to make available Contributions

Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender on that Drawdown Date under Clause 2.2.

4.6                 Disbursement of Advance

Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:

(a)	to the account which the Borrower specifies in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

5                     INTEREST

5.1                 Payment of normal interest

Subject to the provisions of this Agreement, interest on the Loan and each part thereof in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

5.2                 Normal rate of interest

Subject to the provisions of this Agreement, the rate of interest on each Advance and each part thereof in respect of an Interest Period shall be the aggregate of (I) the applicable Margin and (ii) LIBOR.

5.3                 Payment of accrued interest

In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4                 Notification of Interest Periods and rates of normal interest

The Agent shall notify the Borrower and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period;

in each case as soon as reasonably practicable after each is determined.

5.5                 Market disruption

The following provisions of this Clause 5 apply if:

(a)	no screen rate is quoted in REUTERS BBA Page LIBOR 01 and a Lender does not, before 1:00p.m. (London time) on the Quotation Date, provides quotations to the Agent in order to fix LIBOR; or

(b)
at least 1 Business Day before the start of an Interest Period a Lender notifies the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to that Lender of funding its respective Contribution (or any part thereof) during the Interest in respect of that Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period; or

(c)
at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the "Affected Lender") that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.6                 Notification of market disruption

The Agent shall promptly notify the Borrower and each of the Lenders stating the circumstances falling within Clause 5.5 which have caused its notice to be given.

5.7                 Suspension of drawdown

If the Agent's notice under Clause 5.6 is served before an Advance is drawndown:

(a)	in a case falling within Clauses 5.5(a) or (b), the Lenders' obligations to make available that Advance;

(b)	in a case falling within Clause 5.5(c), the Affected Lender's obligation to participate in that Advance;

shall be suspended while the circumstances referred to in the Agent's notice continue.

5.8                 Negotiation of alternative rate of interest

If the Agent's notice under Clause 5.6 is served after an Advance is borrowed, the Borrower, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.6 (the "Negotiation Period"), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution to the Loan during the Interest Period concerned.

5.9                 Application of agreed alternative rate of interest

Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.10                Alternative rate of interest in absence of agreement

If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution to an Advance plus the applicable Margin; and the procedure provided for by this Clause 5.10 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.11                Notice of prepayment

If the Borrower does not agree with an interest rate set by the Agent under Clause 5.10, the Borrower may give the Agent not less than 15 Business Days' notice of its intention to prepay the Loan at the end of the interest period set by the Agent.

5.12                Prepayment; termination of Commitments

A notice under Clause 5.11 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower's notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)
on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender's Contribution, together with accrued interest thereon at the applicable rate plus the applicable Margin.

5.13                Application of prepayment

The provisions of Clause 8 shall apply in relation to the prepayment.

6                     INTEREST PERIODS

6.1                 Commencement of Interest Periods

The first Interest Period in respect of an Advance shall commence on the Drawdown Date for that Advance and each subsequent Interest Period for that Advance shall commence on the expiry of the preceding Interest Period in respect of that Advance.

6.2                 Duration of normal Interest Periods

Subject to Clause 6.3, each Interest Period shall be:

(a)	3, 6, 9 or 12 months as notified by the Borrower to the Agent not later than 11.00 a.m. (Hamburg time) 3 Business Days before the commencement of the Interest Period;

(b)	3 months, if the Borrower fails to notify the Agent by the time specified in paragraph (a) above; or

(c)	such other period as the Agent may, with the Majority Lenders' authority, agree with the Borrower.

6.3                 Duration of Interest Periods for Instalments

In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4                 Non-availability of matching deposits for Interest Period selected

If, after the Borrower has selected an Interest Period longer than 6 months, any Lender notifies the Agent by 11.00 a.m. (Hamburg time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.

7                     DEFAULT INTEREST

7.1                 Payment of default interest on overdue amounts

The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2                 Default rate of interest

Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at paragraphs (a) and (b) of Clause 7.3; or

(b)	in the case of any other overdue amount, the rate set out at paragraph (b) of Clause 7.3.

7.3.                 Calculation of default rate of interest

The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)	the applicable Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR; or

(ii)
if the Agent determines that Dollar deposits for any such period are not being made available to a Lender or (as the case may be) Lenders by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Agent from such other sources as the Agent may from time to time determine.

7.4                 Notification of interest periods and default rates

The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent's notification.

7.5                 Payment of accrued default interest

Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6                 Compounding of default interest

Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7                 Application to Master Agreement

For the avoidance of doubt, this Clause 7 does not apply to any amount payable under the Master Agreement in respect of any continuing Designated Transaction as to which section 2(e) (Default Interest; Other Amounts) of the Master Agreement shall apply.

8                     REPAYMENT AND PREPAYMENT

8.1                 Repayment

The Borrower shall repay:

(a)	Advance A, by:

(i)	14 quarterly repayment instalments (each an "Instalment A" and together, the "Instalments A"), each in the amount of:

(A)	in respect of the first to the second Instalments A (inclusive), $1,100,000;

(B)	in respect of the third Instalment A, $1,375,000;

(C)	in respect of the fourth to sixth Instalments A (inclusive), $1,525,000; and

(D)	in the case of the seventh to fourteenth Instalments A (inclusive), $3,050,000; and

(ii)	a balloon instalment (the "Balloon Instalment A") in the amount of $36,635,800; and

(b)	Advance B, by:

(i)	13 quarterly repayment instalments (each an "Instalment B" and together, the "Instalments B" and, together with the Instalments A, the "Instalments" and each an "Instalment") each in the amount of:

(A)	in the case of the first to second Instalments B (inclusive), $380,000;

(B)	in the case of the third to sixth Instalments B (inclusive), $475,000;

(C)	in the case of the seventh to thirteenth Instalments B (inclusive), $950,000; and

(ii)	a balloon instalment (the "Balloon Instalment B" and, together with the Balloon Instalment A, the "Balloon Instalments" and each a "Balloon Instalment") in the amount of $6,994,200.

8.2                 Repayment Dates

The first:

(a)	Instalment A shall be repaid on 30 July 2013; and

(b)	Instalment B shall be repaid on 9 September 2013,

each subsequent Instalment in respect of the applicable Advance shall be repaid at 3-monthly intervals thereafter and the last Instalment in respect of that Advance shall be repaid, together with the Balloon Instalment in respect of that Advance, on:

(i)	in the case of Advance A, 31 October 2016; and

(ii)	in the case of Advance B, 7 September 2016.

8.3                 Final Repayment Date

On the final Repayment Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4                 Voluntary prepayment

Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period in respect thereof.

8.5                 Conditions for voluntary prepayment

The conditions referred to in Clause 8.4 are that:

(a)	a partial prepayment shall be $250,000 or a multiple of $250,000;

(b)	the Agent has received from the Borrower at least 10-days' prior written notice (the "Prepayment Notice") specifying:

(i)	the amount to be prepaid and the date on which the prepayment is to be made; and

(ii)
whether such prepayment will be applied against an Advance, in which case the Borrower will specify the Advance against which that prepayment should be applied. A failure by the Borrower to make such a designation by no later than 3 Business Days prior to the date of the prepayment shall result in the prepayment being applied against each Advance in accordance with Clause 8.10(a); and

(c)
the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects the Borrower or any Security Party has been complied with.

8.6                 Effect of Prepayment Notice

A Prepayment Notice may not be withdrawn or amended without the consent of the Agent, given with the authority of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the Prepayment Notice.

8.7                 Notification of notice of prepayment

The Agent shall notify the Lenders promptly upon receiving a Prepayment Notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause 8.5(c).

8.8                 Mandatory prepayment

The Borrower shall be obliged to prepay the Relevant Amount:

(a)	if a Ship is sold, on or before the date on which the sale is completed by delivery of that Ship to the buyer;

(b)
if a Ship becomes a Total Loss, on the earlier of the date falling 120 days after the relevant Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss;

(c)
if the Initial Charterparty relative to "STAR AURORA" is terminated or becomes invalid or unenforceable or otherwise ceases to be in full force and effect for any reason or expires prior to the final Repayment Date of Advance B and such Initial Charterparty is not renewed (on terms acceptable to the Agent, acting on the instructions of the Majority Lenders) or replaced, not later than 31 July 2015, by another Approved Charter, on the first date after that date; and

(d)
if SBM fails to become the commercial manager of 10 vessels which are not Fleet Vessels during Waiver Period A, on the first date after that period and shall be applied against the Reduced Instalments which are outstanding at that time in accordance with Clause 8.10(a), unless the Borrower provides the Agent with 30 days prior written notice of its intention not to prepay such amount in which case the amount of the Reduced Instalments which are outstanding at the relevant time shall be increased proportionately between the Reduced Instalments for both Advances which are outstanding at that time;

In this Clause 8.8 the following terms will have the following meanings:

"Approved Charter" means, in the case of "STAR AURORA", any Future Charterparty in respect thereof, entered into by Star A with an Approved Charterer, for a duration at least equal to the Applicable Period, an Approved Rate and on such other terms and conditions in all respects acceptable to the Agent (acting on the instructions of the Majority Lenders;

"Approved Charterer" means a first-class charterer in all respects acceptable to the Agent (acting on the instructions of the Majority Lenders);

"Applicable Period" the period commencing on the date of the Approved Charter and ending on the final Repayment Date in respect of Advance B;

"Approved Rate" means a daily charter hire rate which exceeds at all times during the Applicable Period the aggregate of (I) the daily operating expenses of "STAR AURORA" and

(ii)      the Relevant Fraction of the Debt Service;

"Debt Service" means the aggregate of (i) the amount of the aggregate of the Instalments B which remains outstanding during the Applicable Period, (ii) the Balloon Instalment B and

(iii)      the amount of interest on Advance B calculated by the Agent to be payable during the Applicable Period; and

"Relevant Amount" means in the case of a prepayment to be made pursuant to:

(a)	Clause 8.8(a) and (b) an amount equal to the higher of:

(i)	the Loan multiplied by a fraction whose:

(A)	numerator is the Market Value of the Ship being sold or which has become a Total Loss on the date on which such sale is completed or, as the case may be, the date on which the Total Loss occurred; and

(B)	denominator is the aggregate Market Value of the Mortgaged Ships on the date on which that Ship is sold or becomes a Total Loss; and

(ii)
an amount which after the application of the prepayment to be made pursuant to Clause 8.8(a) or, as the case may be, (b), results in the Security Cover Ratio being equal to the applicable Relevant Percentage; and

(b)	Clause 8.8(c), the principal amount of Advance B which is outstanding at any relevant time; and

(c)	Clause 8.8(d), $3,000,000.

"Relevant Fraction" means a fraction whose:

(a)	numerator is the Debt Service; and

(b)	denominator is the number of days falling within the Applicable Period.

8.9                 Amounts payable on prepayment

A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 below or otherwise and the Prepayment Fee) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.

8.10                 Application of partial prepayment

Each partial prepayment shall be applied:

(a)
if made pursuant to Clauses 8.4, 8.8(a), 8.8(b) or 8.8(d), proportionally between each Advance and thereafter first against the Balloon Instalment in respect of that Advance and thereafter against the Instalments in respect of that Advance which are at that time outstanding in inverse order of maturity Provided that the Borrowers may, at their option, request that a prepayment made in accordance with Clauses 8.4, 8.8(a) or 8.8(b) be applied against one Advance in which case such prepayment shall be applied first against the Balloon Instalment in respect of that Advance and thereafter against the Instalments in respect of that Advance which are at that time outstanding in inverse order of maturity; and

(b)	if made pursuant to Clause 8.8(c), towards full prepayment of Advance B.

8.11                 Reborrowing

No amount prepaid in respect of the Loan may be reborrowed.

8.12                 Prepayment Fee

The Borrower shall, in connection with each prepayment made in relation to Advance B pursuant to this Agreement, pay to the Agent (for distribution to the Lenders pro rata to their Contributions) on any Prepayment Date the applicable Prepayment Fee.

In this Clause 8.12:

"Prepayment Date" means the date on which the Borrower makes a prepayment of the whole or any part of Advance B in accordance with the terms of this Agreement; and

"Prepayment Fee" means $25,000.

8.13                 Prepayment out of Excess Earnings

If on 30 June and 31 December (each an "Excess Cash Calculation Date") in each financial year of the Borrower during the period 1 January 2013 (the "First Date") to the earlier of (1) the date on which each Balloon Instalment has been reduced to:

(a)	in the case of the Balloon Instalment A, $25,700,000; and

(b)	in the case of Balloon Instalment B, $3,200,000,

in accordance with this Clause 8.13 and (ii) the end of the Security Period, with the first such 6-month period commencing on the First Date, the Agent determines (on the basis of the semi-annual unaudited combined accounts and the annual audited accounts of the Borrower to be provided pursuant to Clause 11.6(a) and (b), respectively) that the aggregate of the daily Earnings of the Ships for such 6-month period (each, a "Relevant Period" and, together, the "Relevant Periods") exceeds the aggregate of:

(i)
the expenditure necessarily incurred during such 6-month period by the Owners in operating, insuring, maintaining, repairing and generally trading the Ships (including, but not limited to, any expenses in respect of dry-docking (whether in respect of a dry-dock completed during that 6-month period or any budget for a dry-dock to occur in the following 6-month period) or maintenance of the Ships and management fees paid in respect of the Ships) with all such expenditure to be agreed by the Agent; and

(ii)
sums incurred by the Borrower in respect of the payment of principal of, and accrued interest on, the Loan pursuant to this Agreement and any sums paid by the Borrower pursuant to the Master Agreement during such 6-month period, then the Agent shall on, the date on which the Agent determines such excess, apply, by debiting the Earnings Accounts, an amount equal to such excess (each an "Excess Amount" and, together, the "Excess Amounts") in pro rata prepayment of the Balloon Instalments. The Agent shall be entitled to effect such prepayments until the date on which:

(A)	the Balloon Instalment A is reduced to $25,700,000; and

(B)	the Balloon Instalment B is reduced to $3,200,000 whether pursuant to this Clause 8.13 or otherwise. \

8.14                 Adjustment of Excess Amount

If the Agent determines (in its sole and absolute discretion) upon review of the semi-annual unaudited combined accounts of the Borrower and/or the annual audited consolidated financial statements of the Borrower in respect of any financial year which will be delivered to the Agent pursuant to Clauses 11.6(a) that the aggregate of the Excess Amounts for that financial year determined by reference to the unaudited semi-annual combined financial statements of the Borrower is less than the aggregate of the Excess Amounts for the whole of the financial year as determined by reference to the Borrower's individual financial statements for that financial year (the "Adjusted Excess Amount") the Borrower shall, following the Lender's determination as aforesaid, prepay on the date falling 10 days after the date on which the Lender notifies the Borrower of such insufficiency the amount by which the Adjusted Excess Amount exceeds the aggregate of the Excess Amounts for that Financial Year in the manner set out in Clause 8.13. If the Excess Amounts for any financial year determined by the Agent by reference to the Borrower's unaudited combined financial statements for that financial year is less than the Excess Amount determined by reference to the annual audited consolidated financial statements of the Borrower for the same financial year, the difference between such two amounts shall be deducted from the amount determined by the Agent to be the Excess Amount for the 6-month period following the end of that financial year.

8.15                 Unwinding of Designated Transactions

On or prior to any repayment or prepayment of the Loan under this Clause 8 or any other provision of this Agreement, the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions to the extent necessary to ensure that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.

8.16                 Prepayment of Swap Benefit

If a Designated Transaction is terminated during the Security Period in circumstances where the Swap Bank would be obliged to pay an amount to the Borrower under the Master Agreement, the Borrower hereby agrees that such payment shall be paid to the Agent to be applied by the Agent in accordance with Clause 17 and authorises the Swap Bank to pay such amount to the Agent for such purpose.

9                     CONDITIONS PRECEDENT

9.1                 Documents, fees and no default

Each Lender's obligation to contribute to an Advance is subject to the following conditions precedent:

(a)
that, on or before service of each Drawdown Notice, the Agent receives the documents described in Part A of Schedule 4 in form and substance satisfactory to the Agent (acting on the authority of the Majority Lenders) and its lawyers;

(b)
that, on or before each Drawdown Date, the Agent receives the documents described in Part B of Schedule 4 in form and substance satisfactory to the Agent (acting on the authority of the Majority Lenders) and its lawyers;

(c)
that, on or before the service of each Drawdown Notice, the Agent receives all accrued commitment fee and all other fees referred to in Clause 20.1 which are payable at that time and has received payment of the expenses referred to in Clause 20.2;

(d)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the relevant Advance;

(ii)
the representations and warranties in Clause 10 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)	none of the circumstances contemplated by Clause 5.5 has occurred and is continuing; and

(iv)
there has been no material adverse change in the financial position, state of affairs or prospects of the Borrower, any Security Party or any member of the Group since 27 December 2007 to the Borrower for the Loan, in the light of which the Agent considers that there is a significant risk that the Borrower or any other Security Party will later become unable to discharge its liabilities under the Finance Documents to which it is a party as they fall due;

(e)
that, if the ratio set out in Clause 15.1 were applied immediately following the borrowing of an Advance, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(f)
that at each Drawdown Date the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrower prior to the Drawdown Date.

9.2                 Waiver of conditions precedent

If the Majority Lenders, at their discretion, permit the Loan to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date (or such longer period as the Agent may, with the authority of the Majority Lenders, specify).

10                   REPRESENTATIONS AND WARRANTIES

10.1                 General

The Borrower represents and warrants to each Creditor Party as follows.

10.2                 Status

The Borrower is duly formed and validly existing and in good standing under the laws of the Marshall Islands.

10.3                 Share capital and ownership

The Borrower has an authorised share capital divided into common shares each of $0.01 par value and issued in registered form.

10.4                 Corporate power

The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the Finance Documents to which it is a party and the Shares Purchase Agreement; and

(b)
to borrow under this Agreement, enter into Designated Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which the Borrower is a party.

10.5                 Consents in force

All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6                 Legal validity; effective Security Interests

The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower's legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors' rights generally.

10.7                 No third party Security Interests

Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)
no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8                 No conflicts

The execution by the Borrower of each Finance Document to which it is a party and the Shares Purchase Agreement, the borrowing by the Borrower of the Loan and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets including, without limitation, its shareholding in the Owners.

10.9                 No withholding taxes

All payments which the Borrower is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10              No default

No Event of Default or Potential Event of Default has occurred and is continuing.

10.11              Information

All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no material adverse change in the financial position or state of affairs of the Borrower, the Owners or any other member of the Group from that disclosed in the latest of those accounts.

10.12              Validity and completeness of Initial Charterparties and Shares Purchase Agreement

(a)	the copies of the Initial Charterparties and the Shares Purchase Agreement delivered to the Agent before the date of this Agreement are true and complete copies;

(b)	each Initial Charterparty and the Shares Purchase Agreement constitutes valid, binding and enforceable obligations of the parties thereto respectively in accordance with its terms; and

(c)	no amendments or additions to any Initial Charterparty or the Shares Purchase Agreement have been agreed nor has any party thereto waived any of their respective rights under any Initial Charterparty.

10.13              No litigation

No legal or administrative action involving the Borrower, any Owner, any other Security Party or any other member of the Group (including, without limitation, any action relating to any alleged or actual breach of the ISM Code and the ISPS Code and/or any action relating to any Initial Charterparty) has been commenced or taken or, to the Borrower's knowledge, is likely to be commenced or taken.

10.14              Compliance with certain undertakings

At the date of this Agreement, the Borrower is in compliance with Clauses 11.2, 11.4, 11.9 and 11.13.

10.15             Taxes paid

The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower or its business.

10.16              ISM Code and ISPS Code compliance

The Borrower will procure that the Owners and each Approved Manager have obtained all necessary ISM Code Documentation and ISPS Code Documentation in connection with the Ships owned by the Owners and will procure that the Owners and each Approved Manager will, comply with the ISM Code and the ISPS Code.

10.17              No money laundering

Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms (i) that it is acting for its own account; (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; and (iii) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council).

10.18              Anti-corruption law

The Borrower has and shall procure that each member of the Group has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

11                   GENERAL UNDERTAKINGS

11.1                General

The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authority of the Majority Lenders, otherwise permit.

11.2                Title; negative pledge and pari passu ranking

The Borrower will procure that each Owner:

(a)
holds the legal title to its Ship, the Insurances and Earnings in respect of that Ship, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Document and except for Permitted Security Interests;

(b)
not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future (including, but not limited to the Borrower's rights against the Swap Bank under the Master Agreement or all or any part of the Borrower's interest in any amount payable to the Borrower by the Swap Bank under the Master Agreement); and

(c)
procure that its liabilities under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.3                No disposal of assets

The Borrower will not transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

11.4                Restriction on other liabilities or obligations to be incurred

The Borrower will not incur any liability or obligation except liabilities and obligations:

(a)	under the Finance Documents to which it is a party;

(b)	under the Master Agreement (but in such case, only in connection with Designated Transactions);

(c)	under any Initial Charterparty or Future Charterparty;

(d)	under the Shares Purchase Agreement; and

(e)
incurred in the normal course of its business (which shall include, without limitation, incurring Financial Indebtedness for the financing of the vessels owned by its subsidiaries guaranteeing the obligations of its subsidiaries and all other matters reasonably incidental thereto).

11.5                Information provided to be accurate

All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.6                Provision of financial statements

The Borrower will send to the Agent:

(a)
as soon as possible, but in no event later than 180 days after the end of each Financial Year of the Borrower (commencing with the Financial Year which ended on 31 December 2012), the audited consolidated accounts of the Group for that Financial Year;

(b)
as soon as possible, but in no event later than 90 days after the end of each quarterly period in each Financial Year of the Borrower (commencing with the financial quarter ending on 31 March 2013), the combined unaudited accounts of the Group for that 3- month period, certified as to their correctness by the chief financial officer of the Borrower; and

(c)
promptly after each request by the Agent, such further financial information about the Borrower, each Owner, the Group and/or the Ships including, but not limited to, charter arrangements, Financial Indebtedness, operating expenses and loan repayment profiles, as the Agent may require.

11.7                Form of financial statements

All accounts (audited and unaudited) delivered under Clause 11.6 will:

(a)	be prepared in accordance with all applicable laws and GAAP;

(b)	give a true and fair view of the state of affairs of the Borrower or, as the case may be, the Group at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Borrower or, as the case may be, the Group; and

(d)
be accompanied by a certificate signed by a certificate signed by the chief financial officer of the Borrower confirming that, as at the date of the certificate, no Event of Default has occurred and is continuing.

11.8                Shareholder and creditor notices

The Borrower will send the Agent, at the same time as they are despatched, copies of all communications which are despatched to all of the Borrower's shareholders or creditors or any class of them.

11.9                Consents

The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)
for the Borrower and each Owner to perform their obligations under the Finance Documents, the Initial Charterparty or, as the case may be, Future Charterparty to which each is a party and the Shares Purchase Agreement;

(b)	for the validity or enforceability of any Finance Document; and

(c)	for each Owner to continue to own and operate the Ship owned by it,

and the Borrower will comply (or procure compliance) with the terms of all such consents.

11.10              Maintenance of Security Interests

The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)
without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11              Notification of litigation

The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any Owner, any other Security Party, any Ship or the Earnings or the Insurances of any Ship as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of the Finance Documents.

11.12              Principal place of business

The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated at Clause 28.2(a) and the Borrower shall not establish, or do anything as a result of which it would be deemed to have a place of business in the United Kingdom or the United States of America.

11.13              Confirmation of no default

The Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by an officer or director of the Borrower and which (based on its most recent annual or interim financial statements):

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.14 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan or (if the Loan has not been advanced) Commitments exceeding 10 per cent of the Total Commitments; and this Clause 11.14 does not affect the Borrower's obligations under Clause 11.15.

11.14              Notification of default

The Borrower will notify the Agent as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred;

and will thereafter keep the Agent fully up-to-date with all developments.

11.15              Provision of further information

The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)	to the Borrower, any Owner, any Ship, any Initial Charterparty or, as the case may be, Future Charterparty, an Approved Manager or any other Security Party, the Insurances or the Earnings; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document,

which may be requested by the Agent, the Security Trustee or any Lender at any time.

11.16              Provision of copies and translation of documents

The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.

11.17              No amendment to Initial Charterparties or Shares Purchase Agreement

The Borrower shall procure that no Owner shall agree to an amendment or change or supplement to any Initial Charterparty to which it is a party or the Shares Purchase Agreement or shall procure that no Owner agrees to an amendment or change or supplement to any Initial Charterparty to which it is a party or the Shares Purchase Agreement.

11.18              Ownership

The Borrower shall ensure that (a) it shall remain the direct or indirect owner of all of the limited liability company interests in each Owner and (b) there shall be no change in the legal and beneficial ownership of the shares in each Owner.

11.19              No amendment to Master Agreement; Transactions

The Borrower will not:

(a)	agree to any amendment or supplement to, or waive or fail to enforce, the Master Agreement or any of its provisions; or

(b)	enter into any Transaction pursuant to the Master Agreement except Designated Transactions.

11.20              General and administrative costs

The Borrower shall ensure that the payment of all the general and administrative costs of the Borrower and the Owners in connection with the ownership and operation of the Ships (including, without limitation, the payment of the management fees pursuant to the Management Agreements) shall be fully subordinated to the payment obligations of the Borrower or, as the case may be, the Owners, under this Agreement and the other Finance Documents throughout the Security Period.

11.21             "Know your client" documentation

Promptly upon the Agent's request the Borrower will supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent in order for each Creditor Party to carry out and be satisfied with the results of all necessary "know your client" or other checks which it is required to carry out in relation to the transactions contemplated by the Finance Documents and to the identity of any parties to the Finance Documents (other than Creditor Parties) and their directors and officers.

11.22              Anti-corruption law

The Borrower shall:

(a)
not, and shall ensure that no other member of the Group will, directly or indirectly, use the proceeds of the Loan for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions; and

(b)	and shall ensure that each other member of the Group will:

(i)	conduct its business in compliance with applicable anti-corruption laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

12                   CORPORATE UNDERTAKINGS

12.1                 General

The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authority of the Majority Lenders, otherwise permit.

12.2                Maintenance of status

The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Marshall islands.

12.3                Negative undertakings

The Borrower will not:

(a)	change the nature of its business; or

(b)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower's share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms' length; or

(c)	open or maintain any account with any bank or financial institution except accounts with the Agent and the Security Trustee for the purpose of the Finance Documents; or

(d)	repurchase or release its issued share capital; or

(e)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

12.4                Minimum Liquidity

The Borrower shall maintain throughout the Security Period in freely available cash deposits in the Cash Collateral Account an amount in aggregate of not less than the Required Amount.

In this Clause 12.4 "Required Amount" means:

(a)	during the Waiver Period C, $750,000; and

(b)	at all other times, $1,000,000.

12.5                Financial Covenants

The Borrower undertakes that at all times:

(a)	the Market Value Adjusted Equity Ratio will not be less than:

(i)	during the Waiver Period C, 15 per cent.; and

(ii)	at all other times, 25 per cent.; and

(b)	the members of the Group will maintain Liquid Funds in an amount of:

(i)	during the Waiver Period C, $500,000 per Fleet Vessel;

(ii)	at all other times, equal to the higher of (A) $10,000,000 and (B) $1,000,000 per Fleet Vessel;

(c)	the Minimum Interest Coverage Ratio shall be no less than:

(i)	during the Waiver Period C, 1.5:1; and

(ii)	at all other times, 2.0:1.

12.6                Compliance Check

Compliance with the undertakings contained in Clause 12.5 shall be determined as at 30 June and 31 December in each financial year of the Borrower by reference to, in the case of the compliance check as at 30 June, the unaudited consolidated accounts of the Group for the first 2 financial quarters in each financial year delivered by the Agent pursuant to this Agreement and for the compliance check as at 31 December in each financial year, the audited consolidated accounts for that financial year of the Group delivered to the Agent pursuant to this Agreement. At the same time as it delivers those consolidated accounts, the Borrower shall deliver to the Agent a Compliance Certificate signed by the chief financial officer of the Borrower.

12.7                Subordination of rights of Borrower

All rights which the Borrower at any time has (whether in respect of the Loan or any other transaction) against any Owner or its assets shall be fully subordinated to the rights of the Creditor Parties under the Finance Documents; and in particular, the Borrower shall not during the Security Period:

(a)	claim, or in a bankruptcy of any Owner or prove for any amount payable to the Borrower by an Owner, whether in respect of the Loan or any other transaction;

(b)	take or enforce any Security Interest for any such amount; or

(c)	claim to set-off any such amount against any amount payable by the Borrower to any Owner.

12.8                Dividends and investments

The Borrower will not declare or pay any dividend or effect any form of distribution to shareholders until the later of (i) the end of Waiver Period B and (ii) the date on which the Lenders are satisfied that no Event of Default is in existence.

12.9                Borrower's financial covenants.

If, in the opinion of the Agent (acting on the instructions of the Lenders), the Borrower, in the context of a financing made or to be made available to a member of the Group or otherwise, agrees with any third party financial covenants which:

(a)	place that third party in a more favourable position than that applicable to the Creditor Parties pursuant to the Finance Documents; and

(b)	are more onerous than those imposed on the Borrower pursuant to the Finance Documents,

the Borrower shall give the Creditor Parties the benefit of such financial covenants by entering into a supplemental agreement to this Agreement and any of the other Finance Documents by which the applicable covenants and undertakings are amended and supplemented to bring them into line with those imposed on the Borrower by that third party (with such supplemental agreement being entered into as soon as practicable after the imposition of such financial covenants on the Borrower by the third party).

12.10              Equity contribution

The Borrower shall ensure that any equity raise proceeds, to be raised by way of increase of share capital or otherwise not later than 30 September 2013 being the termination date under the Shares Purchase Agreement, in an amount of not less than $30,000,000 shall be used and/or maintained as follows:

(a)	an amount of not less than $20,000,000 to remain cash-flow neutral until the first anniversary of the date on which such equity raise is effected; and

(b)
an amount of not less than $10,000,000 (the "Credited Amount") to remain credited to accounts held in the name of the Borrower or any other member of the Group with the Agent until the end of Waiver Period B Provided that the Credited Amount shall bear interest at the rate from the time offered by the Agent to its customers for Dollar deposits of similar amounts and for periods similar to those for which balances appear to the Agent likely to remain on such accounts.

13                   INSURANCE

13.1                General

The Borrower also undertakes with each Creditor Party to procure that each Owner will comply with the following provisions of this Clause 13 at all times during the Security Period except as the Agent may, with the authority of the Majority Lenders, otherwise permit.

13.2               Maintenance of obligatory insurances

The Borrower shall procure that each Owner shall keep the Ship owned by it insured at the expense of that Owner against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks (including protection and indemnity war risks);

(c)
in the case of protection and indemnity war risks, in an amount equal to the amount for which the war risks under the hull policies are effected (including, without limitation, protection and indemnity war risks in excess of the amount of war risks (hull));

(d)	protection and indemnity risks in excess of the limit of cover for oil pollution liability risks included within the protection and indemnity risks; and

(e)
any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for the relevant Owner to insure and which are specified by the Security Trustee by notice to the relevant Owner.

13.3                Terms of obligatory insurances

The Borrower shall procure that each Owner shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) an amount, which when aggregated with the insured value of the other Mortgaged Ships is equal to 120 per cent. of the aggregate of (AA) the Loan and (BB) any Swap Exposure and (ii) the Market Value of the Ship owned by it; and

(c)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the international group of protection and indemnity clubs) and the international marine insurance market (currently $1,000,000,000);

(d)	in relation to protection and indemnity risks, in respect of the full value and tonnage of that Ship;

(e)	on approved terms; and

(f)
through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4                Further protections for the Creditor Parties

In addition to the terms set out in Clause 13.3, the Borrower shall procure that the obligatory insurances shall:

(a)	subject always to paragraph (b), name each Owner as the sole named assured unless the interest of every other named assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)
in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it, and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between that Owner and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)
in the case of any obligatory insurances, against any risks other than protection and indemnity risks, and whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(e)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(f)	provide that the Security Trustee may make proof of loss if that Owner fails to do so.

13.5                Renewal of obligatory insurances

The Borrower shall procure that each Owner shall:

(a)	at least 21 days before the expiry of any obligatory insurance:

(i)
notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the relevant Owner proposes to renew that insurance and of the proposed terms of renewal; and

(ii)	in case of any substantial change in insurance cover, obtain the Security Trustee's approval to the matters referred to in paragraph (i) above;

(b)	at least 14 days before the expiry of any obligatory insurance, renew the insurance in accordance with the Security Trustee's approval pursuant to paragraph (a); and

(c)
procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6                Copies of policies; letters of undertaking

The Borrower shall procure that each Owner shall ensure that all approved brokers provide the Security Trustee with copies of all policies relating to the obligatory insurances which they effect or renew and of a letter or letters of undertaking in a form required by the Majority Lenders and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)
they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Owner or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions;

(e)
they will notify the Security Trustee if any person other than the Owner is named as assured or co-assured in any of the obligatory insurances and shall procure that, upon the written request of the Security Trustee, such additional assured or co-assured executes in favour of the Security an assignment (in such form as the Lenders may approve or require) of its interest in the obligatory insurances; and

(f)
they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by the relevant Owner under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies or, any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Security Trustee.

13.7                Copies of certificates of entry

The Borrower shall procure that each Owner shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by that Owner is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee; and

(c)
where required to be issued under the terms of insurance/indemnity provided by the relevant Owner's protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Owner in accordance with the requirements of such protection and indemnity association; and

(d)
a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship if applicable.

13.8                Deposit of original policies

The Borrower shall procure that each Owner shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9                Payment of premiums

The Borrower shall procure that each Owner shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

13.10              Guarantees

The Borrower shall procure that each Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11              Restrictions on employment

The Borrower shall procure that no Owner shall employ the Ship owned by it, nor permit her to be employed, outside the cover provided by any obligatory insurances.

13.12              Compliance with terms of insurances

The Borrower shall procure that no Owner shall do or omit to do (or permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and, in particular:

(a)
each Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.7(c) above) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)
no Owner shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory insurances;

(c)
each Owner shall make all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)
no Owner shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.13             Alteration to terms of insurances

The Borrower shall procure that no Owner shall either make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance without the prior written consent of the Security Trustee.

13.14             Settlement of claims

The Borrower shall procure that no Owner shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.15             Provision of copies of communications

The Borrower shall procure that each Owner shall provide the Security Trustee, at the time of each such communication, copies of all written communications between that Owner and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Owner's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)
any credit arrangements made between that Owner and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.16             Provision of information

In addition, the Borrower shall procure that each Owner shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) reasonably requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.17 below or dealing with or considering any matters relating to any such insurances and the Borrower shall, within a reasonable time following the Security Trustee's written demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a) above.

13.17             Mortgagee's interest and additional peril insurances

The Security Trustee shall be entitled from time to time to effect, maintain and renew all or any of the following insurances in such amounts, on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate a mortgagee's interest insurance and a mortgage's interest additional perils (pollution) insurance, each in an amount, when aggregated with the amount for which all other Mortgaged Ships at that time are insured pursuant to this Clause 13.17, equal to 110 per cent. of the aggregate of (i) the Loan and (ii) any Swap Exposure, and the Borrower shall, upon demand, fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.18             Review of insurance requirements

The Security Trustee shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Majority Lenders, significant and capable of affecting the Owners or the Ships and their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Owners may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrower.

13.19             Modification of insurance requirements

The Security Trustee shall notify the Borrower of any proposed modification under Clause 13.18 to the requirements of this Clause 13 which the Majority Lenders, acting upon the advice of their insurance consultants, consider appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrower as an amendment to this Clause 13 and shall bind the Borrower accordingly.

13.20             Compliance with mortgagee's instructions

The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require any Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the Owner of that Ship implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.19.

14                   SHIP COVENANTS

14.1                General

The Borrower also undertakes with each Creditor Party to procure that each Owner shall comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent, with the authority of the Majority Lenders, may otherwise permit.

14.2                Ship's name and registration

The Borrower shall procure that each Owner shall:

(a)	keep the Ship owned by it registered in its ownership under an Approved Flag;

(b)	not change the name or port of registry of any Ship; and

(c)	not do or allow to be done anything as a result of which such registration might be cancelled or imperilled.

14.3                Repair and classification

The Borrower shall procure that each Owner shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)
so as to maintain the highest class with a first-class classification society which is a member of 1ACS acceptable to the Agent free of overdue recommendations and conditions of such classification society; and

(c)
so as to comply with all laws and regulations applicable to vessels registered at ports in the relevant Approved Flag State or to vessels trading to any jurisdiction to which the Ship may trade from time to time, including but not limited to the ISM Code, the ISPS Code, the ISM Code Documentation and the ISPS Code Documentation.

14.4                Classification society undertaking

The Borrower shall procure that each Owner shall instruct the classification society referred to in Clause 14.3(b) (and procure that the classification society undertakes with the Security Trustee):

(a)
to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the classification society in relation to the Ship owned by the applicable Owner;

(b)
to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of the applicable Owner and its Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Security Trustee immediately in writing if the classification society:

(i)	receives notification from the applicable Owner or any person that the relevant Ship's classification society is to be changed; or

(ii)
becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship's class under the rules or terms and conditions of the Owner's or the Ship's membership of the classification society;

(d)	following receipt of a written request from the Security Trustee:

(i)
to confirm that each Owner is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)
if an Owner is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.

14.5                Modification

The Borrower shall procure that no Owner shall make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on her which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce her value.

14.6                Removal of parts

The Borrower shall procure that no Owner shall remove any material part of the Ship owned by it, or any item of equipment installed on, that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on that Ship the property of the relevant Owner and subject to the security constituted by the Mortgage and if applicable, the Deed of Covenant, relative to that Ship Provided that each Owner may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.

14.7                Surveys

The Borrower shall procure that each Owner shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Majority Lenders, provide the Security Trustee (at the expense of the Borrower) with copies of all survey reports.

14.8                Inspection

The Borrower shall procure that each Owner shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect her condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections. All fees and expenses incurred in relation to the appointment of surveyors shall be for the account of the Borrower.

14.9                Prevention of and release from arrest

The Borrower shall procure that each Owner shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, her Earnings or her Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship, her Earnings or her Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship, her Earnings or her Insurances and, forthwith upon receiving notice of the arrest of the Ship, or of her detention in exercise or purported exercise of any lien or claim, the relevant Owner shall procure her release by providing bail or otherwise as the circumstances may require.

14.10             Compliance with laws etc.

The Borrower shall procure that each Owner and each Approved Manager shall:

(a)
comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by the relevant Owner, its ownership, operation and management or to the business of that Owner;

(b)	not employ the relevant Ship nor allow her employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the 1SPS Code; and

(c)
in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the relevant Ship to enter or trade to any zone which is declared a war zone by any government or by that Ship's war risks insurers unless the Owner thereof has (at its expense) effected any special, additional or modified insurance cover required for it to enter or trade to any war zone.

14.11             Provision of information

The Borrower shall procure that each Owner shall promptly provide the Security Trustee with any information which the Security Trustee request regarding:

(a)	the Ship owned by it, her employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship;

(d)	any towages and salvages;

(e)	its compliance or the compliance of the relevant Ship with the ISM Code and the ISPS Code,

and, upon the Security Trustee's request, provide copies of any current charter relating to that Ship and of any current charter guarantee, and copies of the ISM Code Documentation and the ISPS Code Documentation.

14.12             Notification of certain events

The Borrower shall procure that each Owner shall immediately notify the Security Trustee by letter of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of that Ship, any exercise or purported exercise of any lien on that Ship or her Earnings or any requisition of that Ship for hire;

(e)	any intended dry docking of that Ship;

(f)	any Environmental Claim made against that Owner or in connection with that Ship, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against an Owner, each Approved Manager or otherwise in connection with that Ship; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with and the Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the Owners', each Approved Manager's or any other person's response to any of those events or matters.

14.13             Restrictions on chartering, appointment of managers etc.

The Borrower shall procure that no Owner shall:

(a)	let the Ship owned by it on demise charter for any period;

(b)
other than pursuant to the relevant Initial Charterparty or Future Charterparty, enter into any time or consecutive voyage charter in respect of the Ship owned by it for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;

(c)	change the terms on which the Ship owned by it is employed or the identity of the person by whom that Ship is employed;

(d)	enter into any charter in relation to the Ship owned by it under which more than 2 months' hire (or the equivalent) is payable in advance;

(e)	charter the Ship owned by it otherwise than on bona fide arm's length terms at the time when that Ship is fixed;

(f)	appoint a manager of the Ship owned by it other than an Approved Manager or agree to any alteration to the terms of an Approved Manager's appointment;

(g)	de-activate or lay up the Ship owned by it; or

(h)
put the Ship owned by it into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $250,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or her Earnings for the cost of such work or otherwise.

14.14             Notice of Mortgage

The Borrower shall procure that each Owner shall keep the Mortgage applicable to the Ship owned by it registered against that Ship as a valid first priority or preferred mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Owner to the Security Trustee.

14.15             Sharing of Earnings

The Borrower shall procure that no Owner shall:

(a)	enter into any agreement or arrangement for the sharing of any Earnings;

(b)
enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of that Owner to any Earnings; or

(c)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.

14.16             Charterparty Assignment

If any Owner enters into any Future Charterparty in respect of its Ship, the Borrower shall procure that the relevant Owner shall execute in favour of the Security Trustee a Charterparty Assignment in respect of that Charterparty, and shall deliver to the Agent such other documents equivalent to those referred to at paragraphs 3, 4, 5 and 12 of Schedule 4, Part A as the Agent may require.

15                   SECURITY COVER

15.1               Minimum required security cover

Clause 15.2 applies if the Agent notifies the Borrower that:

(a)	the aggregate of the Market Value of the Mortgaged Ships; plus

(b)	the net realisable value of any additional security previously provided under this Clause 15,

is below an amount equal to the Relevant Percentage of the aggregate of (i) the Loan and (ii) any Swap Exposure.

In this Clause 15.1 "Relevant Percentage" means:

(i)	for Waiver Period A, 80 per cent.;

(ii)	for the period 1 January 2014 to 30 June 2014 (inclusive), 85 per cent.;

(iii)	for the period 1 July 2014 to 31 December 2014 (inclusive), 90 per cent.;

(iv)	for the period 1 January 2015 to 30 June 2015 (inclusive), 110 per cent.; and

(v)	at all times thereafter, 135 per cent.

15.2                Provision of additional security; prepayment

If the Agent serves a notice on the Borrower under Clause 15.1, the Borrower shall prepay such part (at least) of the Loan as will eliminate the shortfall on or before the date falling 1 month after the date on which the Agent's notice is served under Clause 15.1 (the "Prepayment Date") unless at least 1 Business Day before the Prepayment Date it has provided, or ensured that a third party has provided, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and which has been documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require.

15.3                Valuation of Ship

The market value of a Mortgaged Ship or a Fleet Vessel at any date is that shown by valuation of that Ship or, as the case may be, Fleet Vessel prepared:

(a)	as at a date not more than 15 days previously;

(b)	by an independent ship sale and purchase broker appointed by the Agent;

(c)	with or without physical inspection of that Ship (as the Agent may require) or, as the case may be, Fleet Vessel;

(d)
on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

15.4                Value of additional security

The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3.

15.5                Valuations binding

Any valuation under Clause 15.2, 15.3 or 15.4 shall be binding and conclusive as regards the Borrower (save in the case of manifest error) as shall be any valuation which the Majority Lenders make of a security which does not consist of or include a Security Interest.

15.6                Provision of information

The Borrower shall promptly provide the Agent and any independent ship sale and purchase broker or expert acting under Clause 15.3 or 15.4 with any information which the Agent or broker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information within 3 Business Days following such request, the valuation may be made on any basis and assumptions which the independent ship sale and purchase broker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.7                 Payment of valuation expenses

Without prejudice to the generality of the Borrower's obligations under Clauses 20.2, 20.3 and 21.3, the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of the broker instructed by the Agent under this Clause .

16                   PAYMENTS AND CALCULATIONS

16.1                Currency and method of payments All payments to be made:

(a)	by the Lenders to the Agent; or

(b)	by the Borrower to the Agent, the Security Trustee or any Lender

under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(i)	by not later than 11.00 a.m. (New York City time) on the due date;

(ii)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(iii)
if in Dollars, to the account of the Agent at Commerzbank AG, New York Branch (account number 938026262; SWIFT Code: COBADEHH208 under reference Star Bulk Carriers Corp. - US$85,490 million facility, or to such other account with such other bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(iv)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

16.2                Payment on non-Business Day

If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3                Basis for calculation of periodic payments

All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4                Distribution of payments to Creditor Parties

Subject to Clauses 16.5, 16.6 and 16.7:

(a)
any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, the Swap Bank or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Swap Bank or the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender, the Swap Bank or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)
amounts to be applied in satisfying amounts of a particular category which are due to the Lenders or the Swap Bank generally shall be distributed by the Agent to each Lender or the Swap Bank pro rata to the amount in that category which is due to it.

16.5                Permitted deductions by Agent

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or the Swap Bank, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or the Swap Bank under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or the Swap Bank to pay on demand.

16.6                Agent only obliged to pay when monies received

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender or the Swap Bank any sum which the Agent is expecting to receive for remittance or distribution to the

Borrower or that Lender or the Swap Bank until the Agent has satisfied itself that it has received that sum.

16.7                Refund to Agent of monies not received

If and to the extent that the Agent makes available a sum to the Borrower or a Lender or the Swap Bank, without first having received that sum, the Borrower or (as the case may be) the Lender or the Swap Bank concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)
pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8                Agent may assume receipt

Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9                Creditor Party accounts

Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.10              Agent's memorandum account

The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.11             Accounts prima facie evidence

If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall, absent manifest error, be prima facie evidence that that amount is owing to that Creditor Party.

17                   APPLICATION OF RECEIPTS

17.1                Normal order of application

Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance

Documents in the following order and proportions:

(i)
first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrower under Clauses 20, 21 and 22 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document);

(ii)
secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents (and, for this purpose, the expression "interest" shall include any net amount which the Borrower shall have become liable to pay or deliver under section 2(e) (Obligations) of the Master Agreement but shall have failed to pay or deliver to the relevant Swap Bank at the time of application or distribution under this Clause 17); and

(iii)
thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure of the Swap Bank (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder with the Borrower being the Defaulting Party);

(b)
SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a); and

(c)	THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

17.2                Variation of order of application

The Agent may, with the authorisation of the Majority Lenders and the Swap Bank by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3                Notice of variation of order of application

The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4                Appropriation rights overridden

This Clause 17 and any notice which the Agent gives under Clause 17.3 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

18                   APPLICATION OF EARNINGS

18.1                Payment of Earnings

The Borrower undertakes with each Creditor Party to ensure that throughout the Security Period (subject only to provisions of the relevant General Assignment), all the Earnings of each Ship are paid to the Earnings Account for that Ship.

18.2                Location of accounts

The Borrower shall promptly:

(a)	comply, and ensure that each Owner complies, with any requirement of the Agent as to the location or re-location of any relevant Account;

(b)
execute, and ensure that each Owner executes, any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) any relevant Account.

18.3                Debits for expenses etc.

The Agent shall be authorised by the Borrower (but not obliged) from time to time to debit the Earnings Accounts without prior notice in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21.

18.4                Borrower's obligations unaffected

The provisions of this Clause 18 do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.

19                   EVENTS OF DEFAULT

19.1                Events of Default

An Event of Default occurs if:

(a)
the Borrower or any Security Party fails to pay when due or (if so payable) on demand within 2 Business Days of such demand any sum payable under a Finance Document or under any document relating to a Finance Document unless such failure is due to a bank payment transmission error; or

(b)	any breach occurs of Clause 9.2, 11.2, 11.3, 11.17, 12.2, 12.3, 12.4, 12.5, 12.7, 12.8, 12.9, 12.10, 13.2, 15.1 or 18.1; or

(c)
any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b) above) if, in the opinion of the Majority Lenders, such default is capable of remedy, and such default continues unremedied 10 Business Days after written notice from the Agent requesting action to remedy the same; or

(d)
(subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b) or (c) above); or

(e)
any representation, warranty or statement made by, or by an officer of, the Borrower or a Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person (exceeding, in the case of the Borrower, $1,000,000 in aggregate (or the equivalent in any other currency)):

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)
a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)
any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due; or

(ii)
any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $1,000,000 or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)
any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)
a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or an Owner which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)
an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)
a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)
any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)
in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or

(h)
the Borrower or any Security Party ceases or suspends carrying on or changes the nature of its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)
for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)
any consent necessary to enable any Owner to own, operate or charter its Ship or to enable the Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)
without the prior consent of the Agent (acting upon the instructions of the Majority Lenders), Mr. Petros Pappas ceases to be, at any time during the Security Period, the Non-Executive Chairman of the Borrower; or

(l)
without the prior written consent of the Majority Lenders, a change has occurred after the date of this Agreement in the legal and/or ultimate beneficial ownership of any of the shares in any Owner or in the ultimate control of the voting rights attaching to any of those shares; or

(m)
any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(n)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(o)	any of the following occurs in relation to the Master Agreement:

(i)	notice of an Early Termination Date is given by the Swap Bank under Section 6(a) of the Master Agreement; or

(ii)	a person entitled to do so gives notice of Early Termination Date under Section (b) of the Master Agreement; or

(iii)	an Event of Default (as defined in Section 14 of the Master Agreement) occurs; or

(iv)	the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the consent of the Swap Bank; or

(p)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of the Borrower or any Security Party; or

(ii)	any accident or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person;

in the light of which the Majority Lenders consider that there is a significant risk that the Borrower or any Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents to which each is a party as they fall due.

19.2                Actions following an Event of Default

On, or at any time after, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are terminated; and/or

(ii)
serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)
take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii) above, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)
the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii) above, the Security Trustee, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law.

19.3                Termination of Commitments

On the service of a notice under paragraph (a)(i) of Clause 19.2, the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall terminate.

19.4                Acceleration of Loan

On the service of a notice under paragraph (a)(ii) of Clause 19.2, the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5                Multiple notices; action without notice

The Agent may serve notices under paragraphs (a) (i) and (ii) of Clause 19.2 simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6                Notification of Creditor Parties and Security Parties

The Agent shall send to each Lender, the Security Trustee and each Security Party a copy of the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy of the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

19.7                Lender's rights unimpaired

Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8                Exclusion of Creditor Party Liability

No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused by the gross negligence or the wilful misconduct of such Creditor Party's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.

19.9                Relevant Persons

In this Clause 19 "a Relevant Person" means the Borrower, a Security Party and any other member of the Group (but excluding any company which is dormant and the value of whose gross assets is $50,000 or less).

19.10              Interpretation

In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) "petition" includes an application.

19.11             Position of the Swap Bank

Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19, to have any regard to the requirements of the Swap Bank except to the extent that the Swap Bank is also a Lender.

20                   FEES AND EXPENSES

20.1                Arrangement and commitment fees. The Borrower shall pay to the Agent, for distribution among the Lenders, a non-refundable upfront fee (the "Fee") in an amount equal to $327,880 (representing 0.40 per cent. of the Total Commitments) in two instalments as follows:

(i)	the first instalment in the amount of $90,450 has been paid on 20 December 2012; and

(ii)	the second instalment in the amount of $271,350 shall be paid on 31 March 2013.

20.2                 Costs of negotiation, preparation etc.

The Borrower shall pay to the Agent on its demand the amount of all expenses incurred by the Lenders, the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document (including, without limitation, any legal fees or expenses).

20.3                 Costs of variations, amendments, enforcement etc.

The Borrower shall pay to the Agent, on the Agent's demand, the amount of all expenses (including, without limitation, any legal fees or expenses) incurred by a Lender in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Majority Lenders or the Lender concerned or the Swap Bank under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15.8 or any other matter relating to such security;

(d)
such circumstances where the Agent, in its absolute opinion, considers that there has been a material change to the insurances in respect of a Ship, the review of the insurances of that Ship pursuant to Clause 13.18;

(e)
any step taken by the Lender concerned or the Swap Bank with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (e) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4                Documentary taxes

The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent's demand, fully indemnify each Creditor Party against any liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.

20.5                Certification of amounts

A notice which is signed by two officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21                   INDEMNITIES

21.1                Indemnities regarding borrowing and repayment of Loan

The Borrower shall fully indemnify the Agent and each Lender on the Agent's demand, the Security Trustee on its demand and the Swap Bank on its demand in respect of all expenses, liabilities and losses which are incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the relevant Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)
any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7);

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19;

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2                 Breakage costs

Without limiting its generality, Clause 21.1 covers any liability, expense or loss, including a loss of a prospective profit, incurred by a Lender or the Swap Bank

(a)
in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)
in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned and the Swap Bank), including, but not limited to, any Designated Transaction, to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3                Miscellaneous indemnities

The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind ("liability items") which may be made or brought against, or incurred by, the relevant Creditor Party, in any country, in relation to:

(a)
any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document;

(b)
any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document;

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of a Creditor Party's officers or employees.

Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

21.4                Extension of indemnities; environmental indemnity

Without prejudice to its generality, Clause 21.3 covers:

(a)
any matter which would be covered by Clause 21.3 if any of the references in that Clause to a Lender or, as the case may be, the Swap Bank, were a reference to the Agent or (as the case may be) to the Security Trustee; and

(b)	any liability items which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment.

21.5                Currency indemnity

If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment;

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.5, the "available rate of exchange" means the rate at which the Creditor Party concerned is able at the opening of business (Hamburg time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.5 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.6                Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.7                Sums deemed due to a Lender

For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

21.8                 Application to Master Agreement

For the avoidance of doubt, Clause 21.5 does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of the Master Agreement shall apply.

22                   NO SET-OFF OR TAX DEDUCTION

22.1                No deductions

All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

22.2                Grossing-up for taxes

If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3                Evidence of payment of taxes

Within 1 month after making any tax deduction, the Borrower concerned shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4                Exclusion of tax on overall net income

In this Clause 22 "tax deduction" means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party's overall net income.

22.5                Application to the Master Agreement

For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Agreement shall apply.

23                   ILLEGALITY, ETC

23.1                Illegality

This Clause 23 applies if a Lender (the "Notifying Lender") notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2                Notification of illegality

The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3                Prepayment; termination of Commitment

On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender's Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender's notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender's Contribution in accordance with Clause 8.

23.4                Mitigation

If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office, third party or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24                    INCREASED COSTS

24.1                Increased costs

This Clause 24 applies if a Lender (the "Notifying Lender") notifies the Agent that the Notifying Lender considers that as a result of:

(a)
the introduction or alteration after the date of this Agreement of a law or regulation or an alteration after the date of this Agreement in the manner in which a law or regulation is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Notifying Lender's overall net income); or

(b)
the effect of complying with any law or regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement); and

(c)
the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (the "Basel II Accord") or any other law or regulation implementing the Basel II Accord or any of the approaches provided for and allowed to be used by banks under or in connection with the Basel Ii Accord, in each case when compared to the cost of complying with such regulations as determined by the Agent (or parent company of it) on the date of this Agreement (whether such implementation, application or compliance is by a government, regulator, supervisory authority, the Notifying Lender or its holding company), is that the Notifying Lender (or a parent company of it) has incurred or will incur an "increased cost", that is to say:

(i)
an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums; or

(ii)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(iii)
an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender's Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(iv)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22.

For the purposes of this Clause 24.1 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

24.2                Notification to Borrower of claim for increased costs

The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.3                Payment of increased costs

The Borrower shall pay to the Agent, at the end of any Interest Period during which the Agent makes demand, for the account of the Notifying Lender, the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.4                Notice of prepayment

If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.3, the Borrower may give the Agent not less than 14 days' notice of its intention to prepay the Notifying Lender's Contribution at the end of an Interest Period.

24.5                Prepayment; termination of Commitment

A notice under Clause 24A shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower's notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)
on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the applicable Margin.

24.6                 Application of prepayment

Clause 8 shall apply in relation to the prepayment.

25                   SET-OFF

25.1.              Application of credit balances

Each Creditor Party may without prior notice:

(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2                 Existing rights unaffected

No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3                Sums deemed due to a Lender

For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

26                   TRANSFERS AND CHANGES IN LENDING OFFICES

26.1                Transfer by Borrower

The Borrower may not, without the consent of the Agent, given on the instructions of all the Lenders:

(a)	transfer any of its rights or obligations under any Finance Document; or

(b)	enter into any merger, de-merger or other reorganisation, or carry out any other act, as a result of which any of its rights or liabilities would vest in, or pass to, another person.

26.2                Assignment and Transfer by a Lender

(a)	Each Lender (the "Existing Lender") may for the purpose of re-financing (Refinanzierung), relief of equity (Eigenkapitalentlastung) or risk diversification (Risikodiversifizierung):

(i)	transfer its rights in respect of all or part of its Commitment to; and

(ii)	have its obligations in respect of all or part of its Commitment and/or the commercial cash associated with the Lender's Commitment, assumed by,

a member of the Commerzbank group, a European member of the European system of central banks (Mitglied des europtiischen Systems der Zentralbanken), another credit institution (Kreditinstitut) financial services institution (Finanzdienstleistungsinstitut), finance corn pany (Finanzunternehmen), insurance corn pany (Versicherungsgesellschaft), pension scheme (Versorgungswerke), financial investment management company (Kapitaion/ogegeseilschaft), institutional investors (Kapitalsammelstelle) or any other party directly or indirectly (including, without limitation, by way of a special purpose vehicle structure) (the "New Lender").

For the avoidance of doubt, the Agent shall also act as Agent for any New Lender in respect of the commitments under the Loan which have been transferred.

(b)
Nothing in this Agreement restricts the right of a Lender to assign or pledge any claims (Abtretung oder Verpftindung) under this Agreement to any third party (without transferring any obligations hereunder). The assigning Lender will in case of any such assignment remain responsible in all respects for the administration of the claims so assigned, and shall ensure that all information relating to the Borrower and the Finance Documents made available to any such assignee is subject at all times to a strict confidentiality obligation in accordance with Clause 26.12 (Disclosure of Information), and that the Borrower will following such assignment be in no less advantageous position, in terms of Cost and other potentially detrimental effects, than before such assignment.

(c)
The Borrower shall at its own costs grant the Creditor Parties reasonable support by using its internal resources and of its other service providers (Geschaftsbesorger) in connection with any transfer or assignment contemplated in this Clause 26.2 (Assignment and transfer by a Lender).

(d)	Each party other than the Agent hereby grants irrevocably power of attorney to the Agent to execute the Transfer Certificate on its behalf.

26.3                 Conditions of assignment or transfer

Any transfer contemplated in Clause 26.2 shall be subject to the following conditions:

(a)	no consent of the Borrower or any Security Party is required for an assignment or transfer by the Existing Lender.

(b)	a transfer will only be effective if the procedures set out in Clause 26.5 (Procedure of transfer) are complied with.

(c)	if:

(i)	a Lender assigns any of its rights or transfers any of its obligations under the Finance Documents or changes its Facility Office; and

(ii)
the Borrower, as a result of circumstances existing at the date of the transfer or change occurs, would be obliged to make a payment in the sense of a tax gross-up to the New Lender or Lender acting through its new Facility Office under Clause 20 (Fees and Expenses), Clause 22 (No Set-Off or Tax Deduction) or Clause 24 (Increased Costs),

then the Borrower shall only be obliged to pay to the New Lender or Lender acting through its new Facility Office under these Clauses to the same extent as the Borrower would have been if the transfer or change had not occurred.

In this Clause 26.3 "Facility Office" means the office notified by a Lender to the Agent in writing on or before the date it becomes a Lender or, following that date, by not less than 5 Business Days, as being the office or offices through which it will open from its obligations under this Agreement.

26.4                Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender shall not make any representation or warranty and/or assume any responsibility to a New Lender regarding:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower, the Security Parties or any member of the Group;

(iii)	the performance and observance by the Borrower and the Security Party of their obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Creditor Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower, the Security Parties and any member of the Group in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each relevant party and its related entities whilst any amount is or may be outstanding under the Finance Documents or any commitment is in force.

(c)	There is no obligation under Finance Document on an Existing Lender to:

(i)	accept a re-assignment from a New Lender of any of the rights assigned, and a re-transfer of the obligations transferred, under Clause 26.2 (Assignment and transfers by a Lender); or

(ii)
support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower or any Security Party of their obligations under the Finance Documents to which each is a party or otherwise.

26.5                Procedure of transfer

(a)
Subject to the conditions set out in Clause 26.3 (Conditions of assignment or transfer) a transfer is effected when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender which complies with the terms of this Agreement and is delivered in accordance with the terms of this Agreement. No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the New Lender and the Existing Lender once it is satisfied it has been complied with all necessary checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	A Transfer Certificate takes effect in accordance with English law as follows:

(i)
to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Existing Lender has under or by virtue of the Finance Documents are assigned to the New Lender absolutely, free of any defects in the Existing Lender's title and of any rights or equities which the Borrower or any Security Party had against the Existing Lender;

(ii)	the Existing Lender's Commitment is discharged to the extent specified in the Transfer Certificate;

(iii)
the New Lender becomes a Lender with the Contribution previously held by the Existing Lender (or the part thereof specified in the Transfer Certificate) and a Commitment of an amount specified in the Transfer Certificate;

(iv)
the New Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the New Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Existing Lender ceases to be bound by them;

(v)
any part of the Loan which the New Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor's title and any rights or equities of the Borrower or any Security Party against the Existing Lender had not existed;

(vi)
the Existing Lender is released from any other obligations towards the Borrower or any other Security Party and the Borrower and that Security Party shall be release and discharged from any obligations and liabilities to, or rights against, that Existing Lender;

(vii)
the New Lender becomes entitled to all the rights under the Finance Documents (other than the Master Agreement) which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the New Lender becomes entitled to such rights, the Existing Lender ceases to be entitled to them;

(viii)
in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document (other than the Master Agreement) or any misrepresentation made in or in connection with a Finance Document (other than the Master Agreement), the New Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount; and

(ix)	The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross claim.

26.6                Maintenance of register of Lenders

During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 5 Business Days prior notice.

26.7                Reliance on register of Lenders

The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.8                Authorisation of Agent to sign Transfer Certificates

The Borrower, the Security Trustee and each Lender irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

26.9                Registration fee

In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $2,000 from the New Lender.

26.10              Sub-participation; subrogation assignment

A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the

Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any mariner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.11             Copy of Transfer Certificate to the Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

26.12             Disclosure of information

An Existing Lender may disclose to any of its affiliates and any other person:

(a)	to (or through) whom the Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement pursuant to this Clause 26;

(b)
with (or through) whom the Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower;

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or

(d)
who for technical, organisational and/or legal reasons are to be involved in the determination of the value (Werthaltigkeit) or the settlement of the transfer (e.g. rating agencies, accountants, tax advisors, lawyers or notaries)

any information about the Borrower, the Security Parties and the Finance Documents as the Lender shall consider appropriate (including without limitation the amount of the Loan, due dates, interest rates, names and addresses) if in relation to paragraph (a), (b) and (d) above, the person to whom the information is to be given has entered into a confidentiality undertaking (which undertaking shall include the obligation to obtain a corresponding undertaking from any third party to whom any rights under this Agreement shall be further transferred and/or confidential information shall be released) unless such person is subject to a corresponding confidentiality obligation under applicable laws, or professional rules. The confidentiality obligation includes, without limitation, the obligation to maintain secrecy in respect of all customer related data and evaluations and to make use of the confidential information only to the extent necessary for the performance of the respective measures. in respect of the foregoing, the Borrower hereby releases each Existing Lender from the banking secrecy (Bankgeheimnis).

26.13             Change of lending office

A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.14             Notification

On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.15              Master Agreement

For the avoidance of doubt Clause 26 does not apply to a transfer of Swap Bank's rights or obligations under the Master Agreement.

27                   VARIATIONS AND WAIVERS

27.1                Variations, waivers etc. by Majority Lenders

Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2                Variations, waivers etc. requiring agreement of all Lenders

However, as regards the following, Clause 27.1 applies as if the words "by the Agent on behalf of the Majority Lenders" were replaced by the words "by or on behalf of every Lender and the Swap Bank":

(a)	a reduction in the Margin or in the definition of LIBOR;

(b)	a change to the date for, or the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;

(c)	a change to any Lender's Commitment;

(d)	an extension of the Availability Period;

(e)	a change to the definition of "Majority Lenders" or "Finance Documents";

(f)	a change to the preamble or to Clauses 2, 3, 4, 5.1, 8.1, 8.2, 17, 18, 19 or 30;

(g)	a change to this Clause 27;

(h)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(i)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender's or, as the case may be, the Swap Bank's consent is required.

27.3                Exclusion of other or implied variations

Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28                   NOTICES

28.1                General

Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by registered letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2                Addresses for communications

A notice shall be sent:

(a)	to the Borrower:	40 Agiou Konstantinou 151 25 Maroussi Athens Greece Fax No: +30 210 61 78 378 Attn: the Chief Financial Officer

(b)	to a Lender:	At the address opposite its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate

(c)	to the Agent and/or Security Trustee:	Commerzbank AG Domstraβe 18 20095 Hamburg Germany Fax No: +(49) 40 37699 649 Attn: International Loans/Greek portfolio

(d)	to the Swap Bank:
Commerzbank AG
Credit Risk Financial Institutions & Special Products
Exposure Management
Kaiserstrasse 16
60621 Frankfurt am Main
Germany

Telex No. 41552530
Answerback: CBD
SWIFT Code: COBADEFFXXX
Tel. No: +49 69 1 36-45844

Attn: CR-FISP Exposure Management

With a copy to:

Group Legal Kaiserstrasse 16 60621 Frankfurt am Main Germany Fax No.: +49 69 1 36-270 74 Tel. No: +49 69 1 36-25830 Attn: Group Legal
or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders, and the Security Parties.

28.3                Effective date of notices

Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)
a notice which is delivered by registered letter shall be deemed to be served, and shall take effect, 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at the relevant address; and

(c)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4                Service outside business hours

However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5                Illegible notices

Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6                Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7                 English language

Any notice under or in connection with a Finance Document shall be in English.

28.8                Meaning of "notice"

In this Clause "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

28.9                Electronic communication

(a)
Any communication to be made between the Agent or the Security Trustee and a Lender or the Swap Bank under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Trustee and the relevant Lender or the Swap Bank:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made between the Agent and a Lender or the Security Trustee or the Swap Bank will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or the Swap Bank to the Agent or the Security Trustee only if it is addressed in such a manner as the Agent or Security Trustee shall specify for this purpose.

29                   SUPPLEMENTAL

29.1                Rights cumulative, non-exclusive

The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2                Severability of provisions

If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3                Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

29.4                Counterparts

A Finance Document may be executed in any number of counterparts.

30                   LAW AND JURISDICTION

30.1                English law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

30.2                Exclusive English jurisdiction

Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any Disputes.

30.3                Choice of forum for the exclusive benefit of the Creditor Parties

Clause 30.2 is for the exclusive benefit of the Creditor Parties, which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

30.4                Process agent

The Borrower irrevocably appoints Eurofin International Ltd, whose present address is Chelsea Harbour, London SW10 OXD, England to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

30.5                Creditor Party's rights unaffected

Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6                Meaning of "proceedings"

In this Clause 30, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any new contractual obligation arising out of or in connection with this Agreement.

AS WITNESS the hands of the duly authorised officers or attorneys of the parties the day and year first before written.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment (US Dollars)

Commerzbank	Domstraβe 18 20095 Hamburg Germany	85,490,000

SCHEDULE 2

DETAILS OF CHARTERPARTIES

Ship	Hire Rate ($/day)	Estimated/Actual Delivery Date	Charter Period (month)	Charterer
"STAR AURORA"	27,500	(est) September 2010	35 to 37 months	Rio Tinto Shipping (Asia) Pte Ltd

"STAR GAMMA"	14,050 15,500	19 July 2011	24 months	Cargill International S.A.

SCHEDULE 3

DRAWDOWN NOTICE

To:	Commerzbank AG DomstraBe 18 20095 Hamburg Germany Attention: Loans Administration

[●] 2013

DRAWDOWN NOTICE

1
We refer to the loan agreement (the "Loan Agreement") dated [6] 2013 and made between ourselves as Borrower, the Lenders referred to therein, yourselves as Agent, Swap Bank and as Security Trustee and in connection with a term loan facility of up to US$85,490,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow Advance [A][13] as follows:

(a)	Amount of Advance [A][B]: $[●];

(b)	Drawdown Date: [●] 2013;

(c)	Duration of the first Interest Period shall be [40] months;

(d)	Payment instructions: account of [●] and numbered [●] with [●] of [●].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4	This notice cannot be revoked without the prior consent of the Majority Lenders.

5	We authorise you to deduct any outstanding fees referred to in Clause 20.1 from the amount of the Loan.

[Attorney-in-Fact] [Director] for and on behalf of STAR BULK CARRIERS CORP.

SCHEDULE 4

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 9.1(a).

1	A duly executed original of each of:

(a)	this Agreement;

(b)	the Agency and Trust Deed;

(c)	the Master Agreement;

(d)	the Master Agreement Assignment;

(e)	the Guarantees;

(f)	the Shares Pledges; and

(g)	the Account Pledges.

2	Copies of the certificate of incorporation and constitutional documents of the Borrower and each Owner.

3
Copies of resolutions of the directors and shareholders of each Owner and the directors of the Borrower authorising the execution of each of the Finance Documents to which each is a party and, in the case of the Borrower, authorising named officers to serve each Drawdown Notice and any other notice under this Agreement.

4	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower or any Security Party.

5	Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document.

6
The originals of any mandates or other documents required in connection with the opening or operation of the each Earnings Account including, but not limited to, the Bank's "Account Operating Documentation".

7	Evidence satisfactory to the Agent that each Owner is a direct or indirect wholly-owned subsidiary of the Borrower.

8	Copies of the Initial Charterparties and the Shares Purchase Agreement and of all documents signed or issued by the parties thereto under or in connection therewith.

9
Such documentary evidence as the Agent and its legal advisers may require in relation to the due authorisation and execution of the Initial Charterparties and all documents to be executed by the parties thereto under the Initial Charterparties.

10	All documentation required by each Creditor Party in relation to the Borrower and any Security Party pursuant to that Creditor Party's "know your customer" requirements.

11	Documentary evidence that the agent for service of process named in Clause 30 has been appointed.

12
Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands or, as the case may be, any other Approved Flag State and such other relevant jurisdictions as the Agent may require.

13	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B

The following are the documents referred to in Clause 9.1(b).

"Relevant Owners" means the Owners of the Relevant Ships and, in the singular, means any of them; and

"Relevant Ship" means, in relation to an Advance, the Ships which are relevant to the Advance which shall be used to refinance the Existing Loan secured on such Ships and, in the singular, means any of them.

The following are the documents referred to in Clause 9.1(b).

1
In respect of the Relevant Ships and the Relevant Owners, a duly executed original of the Mortgages, the General Assignments, the Management Agreement Assignments and the Charterparty Assignments relative to the Initial Charterparties in respect of such Ships (and of each document to be delivered by each of them).

2	Documentary evidence that:

(a)	each Relevant Ship is definitively and permanently registered in the name of the Relevant Owner under an Approved Flag;

(b)	each Relevant Ship is in the absolute and unencumbered ownership of the Relevant Owner save as contemplated by the Finance Documents;

(c)
each Relevant Ship maintains the highest available class with a first class classification society which is a member of IACS as the Agent may approve free of all recommendations and conditions of such classification society;

(d)
the Mortgages applicable to the Relevant Ships have been duly registered against such Ships as valid first preferred or, as the case may be, priority ship mortgages in accordance with the laws of the applicable Approved Flag State; and

(e)	the Relevant Ships are insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with; and

3	In relation to the Relevant Ships:

(a)	the Management Agreements;

(b)	the Approved Manager's Undertakings; and

(c)
copies of each Approved Manager's Document of Compliance and of the Relevant Ships' Safety Management Certificate and ISSC (together with any other details of the applicable safety management system which the Agent requires) the ISSC and the IAPPC.

4	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands and such other relevant jurisdictions as the Agent may require.

5
A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the Relevant Ship as the Lenders may reasonably require (not including, for the avoidance of doubt, any loss of hire insurance).

Every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower or any other person acceptable to the Agent in its sole discretion.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:           Commerzbank AG for itself and for and on behalf of the Borrower, each Security Party, the Security Trustee and each Lender, as defined in the Loan Agreement referred to below.

1	This Certificate relates to a Loan Agreement (the "Loan Agreement") dated [•] 2013 and made between (1) Star Bulk Carriers Corp. as borrower (the ''Borrower"), (2) the banks and financial institutions named therein as Lenders, (3) Commerzbank AG as Agent, (4) Commerzbank AG as Security Trustee and (5) Commerzbank AG as Swap Bank in respect of a term loan facility of up to U5$85,490,000.

2	In this Certificate:

"the Relevant Parties" means the Agent, the Borrower, each Security Party, the Security Trustee, the Swap Bank and each Lender;

"the Transferor" means [full name] of [lending office];

"the Transferee" means [full name] of [lending office].

Terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate.

3	The effective date of this Certificate is (•] 201[0] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4
The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document (other than under the Master Agreement) in relation to [ ] per cent. of the Contribution outstanding to the Transferor (or its predecessors in title) which is set out below:

Contribution	Amount transferred

5
By virtue of this Transfer Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[P]] [from [•] per cent. of its Commitment, which percentage represents $[D]] and the Transferee acquires a Commitment of $[•].

6	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents (for the avoidance of doubt, save for the Master Agreement) which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7
The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party:

(i)	that the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and

(ii)	that this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above;

(c)
undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Certificate or for a similar purpose.

9	The Transferee:

(a)	confirms that it has received a copy of the Loan Agreement and each other Finance Document;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee, the Swap Bank or any Lender in the event that:

(i)	the Finance Documents prove to be invalid or ineffective,

(ii)	the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under the Finance Documents;

(iii)
it proves impossible to realise any asset covered by a Security Interest created by a Finance Document , or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any Security Party under the Finance Documents;

(c)
agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee, the Swap Bank or any Lender in the event that this Certificate proves to be invalid or ineffective;

(d)
warrants to the Transferor and each Relevant Party (i) that it has full capacity to enter into this transaction and has taken all corporate action and obtained all official consents which it needs to take or obtain in connection with this transaction; and (ii) that this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10
The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent's or the Security Trustee's own officers or employees.

11
The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 11 above as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]
By:	By:
Date:	Date:

Agent

Signed for itself and for and on behalf of itself as Agent and for every other Relevant Party COMMERZBANK AG

By:
Date:

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	Commerzbank AG Domstraβe 18 20095 Hamburg Germany

[●] 201[●]
Dear Sirs,

We refer to a loan agreement dated [●] 2013 (the "Loan Agreement") made between (amongst others) yourselves and ourselves in relation to a term loan facility of up to $85,490,000.

Words and expressions defined in the Loan Agreement shall have the same meaning when used in this compliance certificate.

We enclose with this certificate a copy of the [audited]/[unaudited] consolidated accounts for the Group for the [financial year] [6-month period] ended [●]. The accounts (i) have been prepared in accordance with all applicable laws and GAAP all consistently applied, (ii) give a true and fair view of the state of affairs of the Group at the date of the accounts and of its profit for the period to which the accounts relate and (iii) fully disclose or provide for all significant liabilities of the Group.

We also enclose copies of the valuations of all the Fleet Vessels which were used for the purpose of calculating the Market Value Adjusted Equity Ratio as at [●].

The Borrower represents that no Event of Default or Potential Event of Default has occurred as at the date of this certificate [except for the following matter or event [set out all material details of matter or event]]. In addition as of [●], the Borrower confirms compliance with the financial covenants set out in Clause 12.5 of the Loan Agreement for the 3 months ending as of the date to which the enclosed accounts are prepared.

We now certify that, as at [●]:

(a)	the Market Value Adjusted Equity Ratio is [●] per cent.;

(b)	the Liquid Funds are $[●]; and

(c)	the Minimum Interest Coverage Ratio is [●]:[●],

as shown in the attached calculation sheets.

This certificate shall be governed by, and construed in accordance with, English law.

[●] Chief Financial Officer of STAR BULK CARRIERS CORP.

EXECUTION PAGE

BORROWER

SIGNED by Simos Spyrou	)
for and on behalf of	)	/s/ Simos Spyrou
STAR BULK CARRIRES CORP.	)

LENDERS

SIGNED by Irene Graff	)
for and on behalf of	)	/s/ Irene Graff
COMMERZBANK AG	)

AGENT

SIGNED by Irene Graff	)
for and on behalf of	)	/s/ Irene Graff
COMMERZBANK AG	)

SECURITY TRUSTEE

SIGNED by Irene Graff	)
for and on behalf of	)	/s/ Irene Graff
COMMERZBANK AG	)

SWAP BANK

SIGNED by Irene Graff	)
for and on behalf of	)	/s/ Irene Graff
COMMERZBANK AG	)

Witness to all the	)	/s/ Christoforos Bismpikos
Above signatures	)

Name: Christoforos Bismpikos
Address: Solicitor
Watson, Farley & Williams
89 Akti Miaouli
Piraeus 185 38 – Greece